                                                                    EXHIBIT 2.2






                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                            STC BROADCASTING, INC.,

                               WJAC, INCORPORATED

                                      AND

                             COX BROADCASTING, INC.

                                      FOR

                          TELEVISION STATION WJAC(TV),
                            JOHNSTOWN, PENNSYLVANIA

                                     * * *

                                  JULY 6, 2000

                               TABLE OF CONTENTS

                                                                                          Page
                                                                                          ----

SECTION 1   DEFINITIONS ..........................................................         6
SECTION 2   PURCHASE AND SALE OF SHARES/L1 .......................................         9
 2.1        Agreement to Sell and Buy ............................................         9
 2.2        Assets and Liabilities at Closing ....................................         9
 2.3        Purchase Price and Escrow ............................................        11
 2.4        Payment of Purchase Price ............................................        12
SECTION 3   REPRESENTATIONS AND WARRANTIES OF SELLER .............................        13
 3.1        Organization, Standing, and Authority ................................        13
 3.2        Authorization and Binding Obligation .................................        13
 3.3        Capitalization of the Company; Stock Ownership .......................        13
 3.4        Absence of Conflicting Agreements ....................................        14
 3.5        Governmental Licenses ................................................        14
 3.6        Title to and Condition of Real Property ..............................        14
 3.7        Title to and Condition of Tangible Personal Property .................        15
 3.8        Contracts ............................................................        15
 3.9        Consents .............................................................        16
 3.10       Intangibles ..........................................................        16
 3.11       Insurance ............................................................        16
 3.12       Reports ..............................................................        16
 3.13       Employee Plans and Matters ...........................................        16
 3.14       Tax Matters ..........................................................        19
 3.15       Claims and Legal Actions .............................................        20
 3.16       Environmental Matters ................................................        20
 3.17       Compliance with Laws .................................................        21
 3.18       Conduct of Business in Ordinary Course ...............................        21
 3.19       Financial Statements .................................................        22
 3.20       Transactions with Affiliates .........................................        22
 3.21       Broker ...............................................................        22
 3.22       Labor Relations ......................................................        23
 3.23       Bank Accounts; Powers of Attorney ....................................        23
SECTION 4   REPRESENTATIONS AND WARRANTIES OF BUYER ..............................        23
 4.1        Organization, Standing, and Authority ................................        23
 4.2        Authorization and Binding Obligation .................................        23
 4.3        Absence of Conflicting Agreements ....................................        23
 4.4        Broker ...............................................................        24
 4.5        Buyer's Qualifications ...............................................        24
 4.6        Interpretation of Certain Provisions .................................        24
 4.7        No Outside Reliance ..................................................        24
 4.8        Availability of Funds ................................................        24
SECTION 5   OPERATIONS OF THE STATION PRIOR TO CLOSING ...........................        24
 5.1        Generally ............................................................        24
 5.2        Employees and Compensation ...........................................        24
 5.3        Contracts ............................................................        25

 5.4        Disposition of Assets ...............................................       25
 5.5        Encumbrances ........................................................       25
 5.6        Licenses ............................................................       25
 5.7        Rights ..............................................................       26
 5.8        No Inconsistent Action ..............................................       26
 5.9        Access to Information ...............................................       26
 5.10       Maintenance of Assets ...............................................       26
 5.11       Insurance ...........................................................       26
 5.12       Consents ............................................................       26
 5.13       Books and Records ...................................................       27
 5.14       Notification ........................................................       27
 5.15       Financial Information ...............................................       27
 5.16       Compliance with Laws ................................................       27
 5.17       Discharge of Indebtedness ...........................................       27
 5.18       Programming .........................................................       27
 5.19       Capital Expenditures ................................................       27
 5.20       Mergers .............................................................       27
 5.21       Amendments ..........................................................       27
 5.22       Collection of Accounts Receivable ...................................       28
 5.23       Securities ..........................................................       28
 5.24       Operation During Term of TBA ........................................       28
SECTION 6   SPECIAL COVENANTS AND AGREEMENTS ....................................       28
 6.1        FCC Consent .........................................................       28
 6.2        Control of the Station ..............................................       28
 6.3        Risk of Loss ........................................................       29
 6.4        Confidentiality .....................................................       29
 6.5        Environmental Remediation ...........................................       29
 6.6        Cooperation .........................................................       29
 6.7        Bulk Sales Law ......................................................       29
 6.8        Sales Tax Filing ....................................................       29
 6.9        Access to Books and Records .........................................       30
 6.10       HSR Act Filing ......................................................       30
 6.11       Nonsolicitation Agreement ...........................................       30
 6.12       Title Insurance and Survey ..........................................       30
 6.13       Employee Matters ....................................................       30
 6.14       Tax Matters .........................................................       33
 6.15       No Inconsistent Action by Buyer .....................................       39
 6.16       Distribution of Cash ................................................       39
 6.17       Time Brokerage Agreement ............................................       39
 6.18       Insurance ...........................................................       39
 6.19       Collection of Accounts Receivable ...................................       40
SECTION 7   CONDITIONS TO OBLIGATIONS OF BUYER AND SELLER AT CLOSING ............       40
 7.1        Conditions to Obligations of Buyer ..................................       40
 7.2        Conditions to Obligations of Seller .................................       41
SECTION 8   CLOSING AND CLOSING DELIVERIES ......................................       42

 8.1        TBA Closing ..........................................................        42
 8.2        Deliveries by Seller .................................................        42
 8.3        Deliveries by Buyer ..................................................        43
SECTION 9   TERMINATION ..........................................................        44
 9.1        Termination by Seller ................................................        44
 9.2        Termination by Buyer .................................................        44
 9.3        Rights on Termination ................................................        45
SECTION 10  SURVIVAL OF REPRESENTATIONS AND
  WARRANTIES; INDEMNIFICATION; CERTAIN REMEDIES...................................        45
10.1        Representations and Warranties .......................................        45
10.2        Indemnification by Seller ............................................        45
10.3        Indemnification by Buyer .............................................        46
10.4        Procedure for Indemnification ........................................        47
10.5        Specific Performance .................................................        48
10.6        Attorneys' Fees ......................................................        48
10.7        Limitations on Indemnification .......................................        48
10.8        Assignment of Indemnification and Other Rights .......................        49
SECTION 11  MISCELLANEOUS ........................................................        49
11.1        Fees and Expenses ....................................................        49
11.2        Notices ..............................................................        49
11.3        Benefit and Binding Effect ...........................................        50
11.4        Further Assurances ...................................................        51
11.5        Governing Law ........................................................        51
11.6        Headings .............................................................        51
11.7        Gender and Number ....................................................        51
11.8        Entire Agreement .....................................................        51
11.9        Waiver of Compliance; Consents .......................................        51
11.10       Press Release ........................................................        51
11.11       Counterparts .........................................................        51

                                    EXHIBITS

                   Exhibit A         --       Time Brokerage Agreement
                   Exhibit B         --       Indemnification Escrow Agreement
                   Exhibit C         --       Opinion of Seller's Counsel


                               LIST OF SCHEDULES

                   Schedule 3.3      --       Capitalization of the Company
                   Schedule 3.4      --       Consents
                   Schedule 3.5      --       Licenses
                   Schedule 3.6      --       Real Property
                   Schedule 3.7      --       Tangible Personal Property
                   Schedule 3.8      --       Contracts
                   Schedule 3.10     --       Intangibles
                   Schedule 3.11     --       Insurance

                   Schedule 3.13     --       Employee Plans and Matters
                   Schedule 3.14     --       Taxes
                   Schedule 3.15     --       Claims and Legal Actions
                   Schedule 3.16     --       Environmental Matters
                   Schedule 3.18(b)  --       Conduct of Business in Ordinary Course
                   Schedule 3.19     --       Financial Statements
                   Schedule 3.20     --       Transactions with Affiliates
                   Schedule 3.22     --       Labor Relations
                   Schedule 3.23     --       Bank Accounts; Powers of Attorney
                   Schedule 6.5      --       Environmental Remediation
                   Schedule 7.1(c)   --       Seller's Consents


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                            STOCK PURCHASE AGREEMENT

                  This STOCK PURCHASE AGREEMENT (this "Agreement") is dated as of the 6th day of July, 2000, by and among STC Broadcasting, Inc., a Delaware corporation (the "Seller"), WJAC, Incorporated, a Pennsylvania corporation (the "Company"), and Cox Broadcasting, Inc., a Delaware corporation (the "Buyer").

                                    RECITALS

                   A        STC License Company ("STC License") is the licensee
of television station WJAC(TV), Johnstown, Pennsylvania (the "Station"), pursuant to licenses issued by the Federal Communications Commission ("FCC") and the Company owns all of the other assets used or held for use in connection with the Station.

                  B        On or prior to the Closing, STC License will
distribute to Seller the FCC Licenses and the network affiliation agreement for the Station and Seller will contribute the FCC Licenses and the network affiliation agreement for the Station to the Company.

                  C        Seller owns all of the issued and outstanding shares
of the capital stock of the Company.

                  D        Seller desires to sell to Buyer, and Buyer desires to
acquire from Seller, all of the issued and outstanding shares of the capital stock of the Company, for the price and on the terms and conditions set forth in this Agreement.

                                   AGREEMENTS

                  In consideration of the above recitals and of the mutual agreements and covenants contained in this Agreement, Buyer, Seller and the Company, intending to be bound legally, agree as follows:

SECTION 1    DEFINITIONS

         The following terms, as used in this Agreement, shall have the meanings set forth in this Section:

         "Accounts Receivable" means the rights of Seller to payment for (i) the sale of advertising time run on the Station by Seller prior to the TBA Date, (ii) the rent of tower space prior to the TBA Date, (iii) compensation payable by NBC to Seller for the period prior to the TBA Date and (iv) production work performed by Seller prior to the TBA Date.

         "Assets" means all of the tangible and intangible assets of the Company used or held for use in connection with the conduct of the business or operations of the Station.

         "Closing" means the consummation of the purchase and sale of the Shares pursuant to this Agreement in accordance with the provisions of SECTION 8.


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         "Closing Date" means the date on which the Closing occurs, as determined pursuant to SECTION 8.

         "Code" means the Internal Revenue Code of 1986, as amended, and the regulations thereunder, or any subsequent legislative enactment thereof, as in effect from time to time.

         "Consents" means the consents, permits, or approvals of government authorities and other third parties necessary to transfer the Shares to Buyer or otherwise to consummate the transactions contemplated by this Agreement.

         "Contracts" means all contracts, leases, non-governmental licenses, and other agreements (including leases for personal or real property, employment agreements, talent contracts, collective bargaining agreements, union contracts, network affiliation agreements and national advertising representation agreements), written or oral (including any amendments and other modifications thereto), to which the Company is a party or which are binding upon the Company, and (i) which are in effect on the date of this Agreement or
(ii) which are entered into by the Company between the date of this Agreement and the TBA Date.

         "Effective Time" means 11:59 p.m., Eastern Standard Time, on the day prior to the Closing Date.

         "Encumbrances" has the meaning set forth in Section 2.1.

         "Escrow Agreement" has the meaning set forth in Section 2.3(b).

         "FCC Consent" means action by the FCC granting its consent to the transfer of control of the Company to Buyer as contemplated by this Agreement.

         "FCC Licenses" means all Licenses issued by the FCC in connection with the business or operations of the Station.

         "GAAP" means generally accepted accounting principles consistently applied.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Income Tax" or "Income Taxes" shall mean any income tax or any franchise tax based on net income.

         "Indemnification Escrow Agreement" has the meaning set forth in
Section 2.4(a).

         "Intangibles" means all copyrights, trademarks, trade names, service marks, service names, licenses, patents, permits, jingles, proprietary information, technical information and data, machinery and equipment warranties, and other similar intangible property rights and interests (and any goodwill associated with any of the foregoing) applied for, issued to, or owned by the Company or under which the Company is licensed or franchised and which are used or held for use in the business and operations of the Station, together with any additions thereto between the date of this Agreement and the Closing Date.


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         "Liabilities" means as to any person, all debts, adverse claims, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, including, without limitation, those arising under any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, writ, stipulation or other governmental requirement (including, without limitation, any environmental law), action, suit, arbitration, proceeding or investigation or governmental permit, license, authorization, certificate or approval and those arising under any contract, agreement, arrangement, commitment or undertaking.

         "Licenses" means all licenses, permits, and other authorizations issued by the FCC, the Federal Aviation Administration, or any other federal, state, or local governmental authorities in connection with the conduct of the business or operations of the Station, together with any additions thereto between the date of this Agreement and the Closing Date.

         "Material Adverse Effect" means a material adverse effect on the business, assets or financial condition of the Station and WTOV taken as a whole (except for any material adverse effect primarily attributable to (a) general economic factors affecting the television industry, (b) general, national, regional or local economic or financial conditions, or (c) new governmental or legislative laws, rules or regulations).

         "Permitted Encumbrances" means (a) liens for taxes not yet due and payable; (b) landlord's liens and liens for property taxes not delinquent; (c) statutory liens that were created in the ordinary course of business and which are not delinquent; (d) liens or security interests securing conditional sale, rental or purchase money obligations which relate to the Contracts disclosed on
Schedule 3.8 hereto, but only in the property which is the subject of such obligations; (e) restrictions or rights granted to governmental authorities under applicable law to the extent not arising pursuant to any defaults thereunder; (f) zoning, building, or similar restrictions relating to or affecting property which do not arise in connection with a violation of applicable law; (g) all matters of record disclosed on Schedule 3.6; and (h) Encumbrances on the Real Property that do not materially affect the current use and enjoyment thereof in the operation of the Assets or the value of such Real Property.

         "Person" means any individual, partnership, corporation, limited liability company, trust or other entity.

         "Purchase Price" means the purchase price specified in Section 2.3.

         "Real Property" means all real property and interests in real property, including fee estates, leaseholds and subleaseholds, purchase options, easements, licenses, rights to access, and rights of way, and all buildings and other improvements thereon, and other real property interests which are used or held for use in the business or operations of the Station, together with any additions thereto between the date of this Agreement and the Closing Date.

         "Shares" means all of the issued and outstanding shares of the capital stock of the Company, consisting of 100 shares of common stock, no par value per share.

         "TBA" means that certain Time Brokerage Agreement with respect to the Station, executed by Buyer, Seller and the Company, in substantially the form attached hereto as Exhibit A.

         "TBA Date" means the date on which the transactions contemplated by the TBA commence.

         "Tangible Personal Property" means all machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, inventory, spare parts, and other tangible personal property which is used or held for use in the conduct of the business or operations of the Station, together with any additions thereto between the date of this Agreement and the Closing Date.

         "Taxes" means any federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, capital, transfer, employment, withholding or other tax or governmental assessment, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

         "Tax Return" means any federal, state, or local tax return, report, statement and other similar filings required to be filed by the Company with respect to Taxes.

         "To Seller's knowledge" means the actual knowledge of Sandy DiPasquale, David A. Fitz, Marty Ostrow, the Station's General Manager, Paul R. Abele, the Station's Chief Engineer, and Dennis Vickroy, the Station's Business Manager.

         "WTOV" means television station WTOV-TV, Steubenville, Ohio.

         "WTOV Agreement" shall mean that certain Asset Purchase Agreement by and between WTOV Seller and Buyer, dated as of the date hereof.

         "WTOV Seller" means collectively, Smith Acquisition Company, a Delaware corporation, and its subsidiary Smith Acquisition License Company, a Delaware corporation.

SECTION 2.        PURCHASE AND SALE OF SHARES

         2.1 Agreement to Sell and Buy. Subject to the terms and conditions set forth in this Agreement, Seller hereby agrees to sell, transfer, deliver and assign to Buyer on the Closing Date, and Buyer agrees to purchase, acquire, pay for and accept from Seller, the Shares, free and clear of any security interests, mortgages, liens, pledges, or encumbrances of any nature whatsoever (collectively, "Encumbrances") and any claims or liabilities.

         2.2      Assets and Liabilities at Closing.

                  (a) Assets of the Company at Closing. The Assets to be owned by the Company at the Closing, all of which shall be free and clear of any Encumbrances, except for Permitted Encumbrances, shall include the following:


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                           (i)      The Tangible Personal Property;

                           (ii)     The Real Property;

                           (iii)    The Licenses;

                           (iv)     The Contracts;

                           (v) The Intangibles and all intangible assets of the Company relating to the Station that are not specifically included within the Intangibles, including the goodwill of the Station, if any;

                           (vi)     All of the Company's proprietary
         information, technical information and data, machinery and equipment warranties, maps, computer discs and tapes, plans, diagrams, blueprints, and schematics, including filings with the FCC relating to the business and operation of the Station; and

                           (vii) All books and records relating to the business or operations of the Station, including executed copies of the Contracts, and all records required by the FCC to be kept by the Station.

                  (b) Liabilities of the Company at Closing. At the Closing, the Company shall have no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) other than obligations and liabilities (i) set forth in the Financial Statements (as defined in Section 3.19), (ii) incurred in the ordinary course of business after the date of the last balance sheet contained in the Financial Statements or (iii) with respect to the Contracts set forth on Schedule 3.8, Contracts which are not required to be scheduled on Schedule 3.8 pursuant to Section 3.8, and Contracts which have been entered into in accordance with the terms of Section 5.3. In no event shall the Company at Closing have any liability for any amounts owed to Seller or any affiliate of Seller, including any shareholder, director or officer (who is not an employee of the Station) of Seller or such affiliate, which shall be cancelled on or prior to the Closing Date and the Company shall be released with respect to any obligations for long term debt of Seller prior to or simultaneously with the Closing, and the Company shall have no long term debt at the Closing.

                  (c) Excluded Assets. The following Assets of the Company shall be assigned and/or distributed to Seller or an affiliate of Seller at or prior to the Closing:

                           (i) All rights to Accounts Receivable at the Station for the period prior to the TBA Date;

                           (ii) The Company's cash on hand as of the Closing and all other cash in any of the Company's bank or savings accounts; any insurance policies, letters of credit, or other similar items and cash surrender value in regard thereto; and any stocks, bonds, certificates of deposit and similar investments; and

                           (iii) All deposits and prepaid expenses of the Station and the Company as of the TBA Date; provided, however, that such deposits and prepaid expenses shall be


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         included in the Assets of the Company as of the Closing to the extent that Seller receives a credit therefor in the calculation of the Purchase Price pursuant to Section 2.3(c).

         2.3      Purchase Price and Escrow.

                  (a) Purchase Price. The Purchase Price for the Shares shall be Seventy Million Dollars ($70,000,000), adjusted and paid as provided below.

                  (b) Escrow Agreement. Concurrently with the execution of this Agreement the parties and WTOV Seller shall enter into an Escrow Agreement pursuant to which Buyer shall deposit the amount of Seven Million Dollars ($7,000,000) (the "Escrow Deposit") as earnest money to secure Buyer's performance of its obligations hereunder and under the WTOV Agreement (the "Escrow Agreement"). At the Closing, the parties and WTOV Seller shall instruct the Escrow Agent named in the Escrow Agreement to transfer the Escrow Deposit (plus any income earned thereon) to Buyer.

                  (c) Prorations. The Purchase Price shall be increased or decreased as required to effectuate the proration of revenues and expenses. All revenues and expenses arising from the operation of the Station, including business and license fees, utility charges, real and personal property taxes and assessments levied against the Assets, property and equipment rentals, applicable copyright or other fees, sales and service charges, taxes (except both Seller and Buyer shall be equally responsible for all state and local sales or transfer taxes arising from the transfer of the Shares to Buyer under this Agreement), FCC annual regulatory fees, accrued vacation leave for Hired Employees and similar prepaid and deferred items, shall be prorated between Buyer and Seller in accordance with the principle that Seller receives all revenues and all refunds to the Company and deposits of the Company held by third parties, and shall be responsible for all expenses, costs, and liabilities, allocable to the period prior to the TBA Date, and Buyer shall receive all revenues and be responsible for all expenses, costs, and obligations allocable to the period on and after the TBA Date. Accounts Receivable shall not be prorated hereunder but shall be collected by Buyer and remitted to Seller as provided for in Section 6.19. Seller does not accrue sick leave and no adjustment will be made for any accrued sick leave in the prorations.

                  (d) Manner of Determining Adjustments. The Purchase Price, taking into account the Escrow Deposit and the adjustments and prorations pursuant to Section 2.3(c), will be determined finally in accordance with the following procedures:

                           (i) Not later than five (5) days before the TBA Date, (A) Seller shall prepare and deliver to Buyer a preliminary statement which shall set forth Seller's good faith estimate of the prorations for the Station as of the TBA Date (the "Prorations Statement"). The Prorations Statement (A) shall contain all information reasonably necessary to determine the adjustments to the Purchase Price under Section 2.3(c), to the extent such adjustments can be determined or estimated as of the date of such statement, and such other information as may be reasonably requested by Buyer, and
         (B) shall be certified by Seller as Seller's good faith estimate.


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                           (ii)     Not later than sixty (60) days after the TBA
         Date, Buyer will deliver to Seller a statement setting forth Buyer's determination of the Purchase Price, all information reasonably necessary to determine the adjustments, and the calculation thereof pursuant to Section 2.3(c). If Seller disputes the amount of the Purchase Price determined by Buyer, Seller shall deliver to Buyer within thirty (30) days after its receipt of Buyer's statement a statement setting forth Seller's determination of the amount of the Purchase Price. If Seller notifies Buyer of its acceptance of Buyer's statement, or if Seller fails to deliver its statement within the thirty (30) day period specified in the preceding sentence, Buyer's determination of the Purchase Price shall be conclusive and binding on the parties as of the last day of the thirty (30) day period. If Buyer fails to deliver the statement setting forth Buyer's determination of the Purchase Price within sixty (60) days after the TBA Date, Seller's Prorations Statement shall be conclusive and binding on the parties.

                           (iii) Buyer and Seller shall use good faith efforts to resolve any dispute involving the determination of the Purchase Price. If the parties are unable to resolve the dispute within thirty (30) days following the delivery of Seller's statement, Buyer and Seller shall jointly designate an independent certified public accountant, who shall be knowledgeable and experienced in the operation of television broadcasting stations, and who has not performed services for Buyer or Seller or any of their respective affiliates, to resolve the dispute. The accountant's resolution of the dispute shall be final and binding on the parties, and a judgment may be entered thereon in any court of competent jurisdiction. Any fees of this accountant shall be split equally between Seller on the one hand and Buyer on the other hand.

                           (iv) Amounts payable to the Station from the United States Copyright Office or such arbitration panels as may be appointed by the United States Copyright Office that relate to the period prior to the Closing Date may not be determinable or paid within the period provided in this Section 2.3 for final determination of adjustments. In that event, notwithstanding the provisions of this
         Section 2.3, Buyer and Seller agree to cooperate fully in future copyright filings and to allocate any future copyright proceeds in accordance with Section 2.3 until such time as all such proceeds with respect to the period prior to the Closing Date are paid.

         2.4      Payment of Purchase Price.

                  (a) At the Closing, Buyer shall deliver an amount equal to One Million Five Hundred Thousand Dollars ($1,500,000) (the "WJAC Indemnity Escrow Amount") of the Purchase Price, as adjusted by the prorations adjustment set forth in Section 2.3 (the "Adjusted Purchase Price") to the Indemnification Escrow Agent by wire transfer of same-day funds pursuant to wire instructions which shall be delivered by the Indemnification Escrow Agent to Buyer, at least two (2) days prior to the Closing Date. The WJAC Indemnity Escrow Amount, together with the WTOV Indemnity Escrow Amount of One Million Five Hundred Thousand Dollars ($1,500,000) delivered pursuant to the WTOV Agreement (collectively, the "Indemnity Escrow Amount") shall be held by the Indemnification Escrow Agent in


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


accordance with the terms and conditions of an Indemnification Escrow Agreement to be entered into at the Closing in substantially the form attached hereto as Exhibit B (the "Indemnification Escrow Agreement").

                  (b) The Adjusted Purchase Price less the WJAC Indemnity Escrow Amount shall be paid by Buyer to Seller at Closing by wire transfer of same-day funds pursuant to wire instructions which shall be delivered by Seller to Buyer, at least two (2) days prior to the Closing Date.

SECTION 3.        REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Buyer as follows:

         3.1 Organization, Standing, and Authority. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of Pennsylvania. Each of Seller and the Company has all requisite power and authority (i) to own, lease, and use its assets and property as now owned, leased, and used, (ii) to conduct their businesses and operations as now conducted, and (iii) to execute and deliver this Agreement and the documents contemplated hereby and thereby, and to perform and comply with all of the terms, covenants, and conditions to be performed and complied with by it hereunder and thereunder. The Company is not a participant in any joint venture or partnership with any other person or entity with respect to any part of the operations of the Station or any of the Assets.

         3.2 Authorization and Binding Obligation. The execution, delivery, and performance of this Agreement by each of Seller and the Company have been duly authorized by all necessary actions on the part of each of Seller and the Company and Seller's shareholders. This Agreement has been duly executed and delivered by each of Seller and the Company and constitutes the legal, valid, and binding obligations of each of Seller and the Company, enforceable against it in accordance with its terms except as the enforceability of this Agreement may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally and by judicial discretion in the enforcement of equitable remedies.

         3.3 Capitalization of the Company; Stock Ownership. The authorized, issued and outstanding capital stock of the Company is set forth on
Schedule 3.3. All issued and outstanding capital stock of the Company is owned beneficially and of record by Seller. The Shares are validly issued, fully paid and nonassessable. Other than this Agreement or as set forth on Schedule 3.3, there is no subscription, option, warrant, call, right, agreement or commitment relating to the issuance, sale, delivery or transfer (including any right of conversion or exchange under any outstanding security or other instrument) of the Shares or other equity of the Company and there is no voting trust or other arrangement that relates to the voting of any of the Shares. Seller has, and upon consummation of the transactions contemplated hereby, Buyer will acquire, good and valid title to the Shares, free and clear of all claims, liabilities, security interests, liens, pledges, options, restrictions or encumbrances of any nature whatsoever. Seller has delivered to Buyer true and correct copies of the articles of incorporation and bylaws of the Company.

Schedule 3.3 contains the name and position of each officer and director of the Company. The Company holds no equity interest in any Person.

         3.4 Absence of Conflicting Agreements. Subject to obtaining the FCC Consent, the Consents listed on Schedule 3.4, and making any filing required under the HSR Act, the execution, delivery, and performance of this Agreement and the documents contemplated hereby and thereby (with or without the giving of notice, the lapse of time, or both): (i) do not require the consent of any third party; (ii) will not conflict with any provision of the organizational documents of Seller and the Company; (iii) will not conflict with, result in a breach of, or constitute a default under, any law, judgment, order, ordinance, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality; (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license, or permit to which Seller or the Company is a party or by which Seller or the Company may be bound; and (v) will not create any claim, liability, mortgage, lien, pledge, condition, charge, or encumbrance of any nature whatsoever upon any of the Assets except for Permitted Encumbrances.

         3.5 Governmental Licenses. Schedule 3.5 includes a true and complete list of all material Licenses including all FCC Licenses. Seller has made available to Buyer true and complete copies of the Licenses listed on
Schedule 3.5 (including any amendments and other modifications thereto). The FCC Licenses have been validly issued, and STC License, which is a wholly owned subsidiary of Seller, is the authorized legal holder thereof on the date of this Agreement. On the Closing Date, the Company shall be the authorized legal holder of the Licenses, including all of the Licenses listed on Schedule 3.5. The Licenses listed on Schedule 3.5 comprise all of the material licenses, permits, and other authorizations required from any governmental or regulatory authority for the lawful conduct of the business and operations of the Station in the manner and to the full extent they are now conducted, and none of the Licenses is subject to any restriction or condition that would limit the full operation of the Station as now operated. The Licenses are in full force and effect, and the conduct of the business and operations of the Station is in accordance therewith in all material respects. Seller has no reason to believe that any of the Licenses would not be renewed by the FCC or other granting authority in the ordinary course. STC License has timely filed with the FCC its application for authority to operate the Station's digital television facilities on Channel 34. Except as described in Schedule 3.5, no cable system has advised STC License, the Company or Seller of any signal quality or copyright indemnity or other prerequisite to cable carriage of the signal of the Station, and, except as described in Schedule 3.5, no cable system has declined or threatened to decline such carriage or failed to respond to a request for carriage or sought any form of relief from carriage of the Station's signal from the FCC.

         3.6 Title to and Condition of Real Property. Schedule 3.6 contains a complete and accurate description of all the Real Property and the Company's interests therein (including street address, legal description, owner, and use and the location of all improvements thereon). The Real Property listed on
Schedule 3.6 comprises all real property interests necessary to conduct the business and operations of the Station as now conducted. The Company has good and marketable fee simple title, insurable at standard rates, to all fee estates (including the improvements thereon) included in the Real Property, free and clear of all Encumbrances, and without reservation or exclusion of any mineral, timber, or other similar rights or interests, except for (a) Permitted Encumbrances, and (b) such Encumbrances which shall be released at Closing. With respect to each leasehold or subleasehold interest included in the Real Property being conveyed under this Agreement, as of the TBA Date, the lease or sublease creating such interest is in full force and effect and the Seller knows of no defaults under such lease or the existence of any event which, after the passage of time and applicable notice or cure periods, would constitute a default under such lease or sublease. All towers, guy anchors, and buildings and other improvements included in the Assets are located entirely on the Real Property listed in
Schedule 3.6. Seller has delivered to Buyer true and complete copies of all deeds and leases pertaining to the Real Property. As of the TBA Date, all Real Property (including the improvements thereon) (i) is in good condition and repair consistent with its present use (reasonable wear and tear excepted),
(ii) is available for immediate use in the conduct of the business and operations of the Station, and (iii) complies in all material respects with all applicable building or zoning codes and the regulations of any governmental authority having jurisdiction. The Company has full legal and practical access to the Real Property.

         3.7      Title to and Condition of Tangible Personal Property.
Schedule 3.7 lists all material items of Tangible Personal Property. The Tangible Personal Property listed on Schedule 3.7 comprises all material items of tangible personal property necessary to conduct the business and operations of the Station as now conducted. Except as described in Schedule 3.7, the Company owns and has good title to each item of Tangible Personal Property, and none of the Tangible Personal Property owned by the Company is subject to any Encumbrance, except for Permitted Encumbrances and Encumbrances which will be released at the Closing. As of the TBA Date, each item of Tangible Personal Property is in good operating condition and repair (normal wear and tear excepted), and is available for immediate use in the business and operations of the Station. As of the TBA Date, all items of transmitting and studio equipment included in the Tangible Personal Property (i) have been maintained in a manner consistent with good engineering practice, and (ii) will permit the Station to operate in accordance with the terms of the FCC Licenses and the rules and regulations of the FCC, and with all other applicable federal, state, and local statutes, ordinances, rules, and regulations.

         3.8 Contracts. Schedule 3.8 is a true and complete list of all Contracts as of the date hereof, except (a) contracts with advertisers for the sale of advertising time on the Station for cash at rates consistent with past practices, and (b) Contracts entered into in the ordinary course of business that do not involve liabilities at Closing in excess of Fifteen Thousand Dollars ($15,000) individually and One Hundred Thousand Dollars ($100,000) in the aggregate for all such Contracts. Seller has delivered to Buyer true and complete copies of all Contracts listed on Schedule 3.8 (including any amendments and other modifications to such Contracts), and a schedule summarizing the Company's obligations under trade and barter agreements relating to the Station as of May 31, 2000. Schedule 3.8 also includes an amortization schedule as of May 31, 2000 for all of the Station's programming and film Contracts prepared in accordance with the Company's normal practices and accounting procedures. Other than the Contracts listed on Schedule 3.8 or described in clauses (a) or (b) of this Section 3.8 and cash programming Contracts, the Company requires no contract, lease, or other agreement to enable it to carry on its business as now conducted. To Seller's knowledge, all of the Contracts are in full force and effect, and are valid, binding, and enforceable in accordance with their terms. The Company has and, to Seller's knowledge, each other party to the Contracts has complied in all material respects with all of the terms and conditions of the Contracts and there is not under any Contract any material default by the Company, or to Seller's knowledge, by any party thereto or any event that, after notice or lapse of time or both, could constitute a material default. Other than in the ordinary course of business, Seller has no knowledge of any intention by any party to any Contract (i) to terminate such Contract or amend the terms thereof, (ii) to refuse to renew the Contract upon expiration of its term, or (iii) to renew the Contract upon expiration only on terms and conditions which are more onerous than those now existing. Except for the need to obtain the Consents listed in
Schedule 3.4, the Company has full legal power and authority to assign its rights under the Contracts to Buyer in accordance with this Agreement, and such assignment will not affect the validity, enforceability, or continuation of any of the Contracts.

         3.9      Consents. Except for the FCC Consent provided for in Section
6.1 and the other Consents described in Schedule 3.4, and any filing required under the HSR Act, to Seller's knowledge, no consent, approval, permit, or authorization of, or declaration to or filing with any governmental or regulatory authority, or any other third party is required (i) to consummate this Agreement and the transactions contemplated hereby, or (ii) to permit Seller to assign or transfer the Shares to Buyer.

         3.10 Intangibles. Schedule 3.10 is a true and complete list of all material Intangibles (exclusive of those listed in Schedule 3.5), all of which are valid and in good standing and uncontested. Seller has delivered to Buyer copies of all documents establishing or evidencing all Intangibles listed on
Schedule 3.10. To Seller's knowledge, the Company is not infringing upon or otherwise acting adversely to any trademarks, trade names, service marks, service names, copyrights, patents, patent applications, know-how, methods, or processes owned by any other person or persons, and there is no claim or action pending, or to the knowledge of Seller threatened, with respect thereto. To Seller's knowledge, the Intangibles listed on Schedule 3.10 comprise all material intangible property interests necessary to conduct the business and operations of the Station as now conducted.

         3.11 Insurance. Schedule 3.11 is a true and complete list of all insurance policies of the Company or Seller that insure any part of the Assets or the business of the Station. All policies of insurance listed in Schedule
3.11 (i) are customary in amount with respect to the value of the Assets, subject to a deductible, (ii) are in full force and effect and (iii) insure the Assets and the business of the Station against all customary risks.

         3.12 Reports. All material returns, reports, and statements that the Station is currently required to file with the FCC or with any other governmental agency have been filed, and all reporting requirements of the FCC and other governmental authorities having jurisdiction over STC License, the Company or the Station have been complied with in all material respects. All of such returns, reports, and statements are complete and correct in all material respects as filed. STC License and the Company have timely paid to the FCC all annual regulatory fees payable with respect to the FCC Licenses. All tower registration applications that STC License or the Company is required to file with the FCC with respect to the Assets have been filed and the FCC has issued registrations with respect to such towers.

         3.13     Employee Plans and Matters.

                  (a) Schedule 3.13 includes a complete and accurate list of all employees of the Company, their job descriptions, current compensation levels, dates of hire and amounts and dates of last salary or wage increase as of the date of this Agreement.

                  (b) All of the Company's Employee Plans and Compensation Arrangements are listed in Schedule 3.13, and complete and accurate copies of (including any amendments to) any such written Employee Plans and Compensation Arrangements (or related insurance policies) have been furnished to Buyer, along with copies of any employee handbooks or similar documents describing such Employee Plans and Compensation Arrangements. Any unwritten Employee Plans or Compensation Arrangements also are listed in Schedule 3.13, and complete descriptions have been furnished to Buyer. Except as disclosed in Schedule 3.13, the Company is not a party to and does not have in effect or to become effective after the date of this Agreement any plan arrangement or other scheme which will become an Employee Plan or Compensation Arrangement (including, but not limited to, any bonus, cash or deferred compensation, severance, medical, pension, profit sharing or thrift, stock option, employee stock ownership, life or group insurance, death benefit, vacation, sick leave, disability or trust agreement or arrangement), or any amendment to an Employee Plan or Compensation Arrangement. The Company does not accrue sick leave for employees of the Station.

                  (c) Seller has furnished to Buyer the Forms 5500 filed for each of the Company's Employee Plans (including all attachments and schedules), actuarial reports, summaries of material modifications, summary annual reports, and any other employer notices (including, governmental filings and descriptions of material changes to Employee Plans and/or Compensation Arrangements) relating to the Company's Employee Plans for the last two plan years, and the current summary plan descriptions.

                  (d) Each Employee Plan and Compensation Arrangement has been administered in compliance with its own terms and in material compliance with the provisions of ERISA, the Code, the Age Discrimination in Employment Act and any other applicable Federal or state laws.

                  (e) Neither Seller nor any ERISA Affiliate is contributing to, is required to contribute to, or has contributed within the last six (6) years to, any Multiemployer Plan, and neither the Company nor any ERISA Affiliate has incurred within the last six (6) years, or reasonably expects to incur, any "withdrawal liability," as defined under Section 4201 et seq. of ERISA.

                  (f) To Seller's knowledge, there is no governmental inspection, investigation, audit or examination of any Employee Plan or Compensation Arrangement listed on Schedule 3.13 and Seller has no knowledge of any facts which would lead it to believe that any such governmental inspection, investigation, audit or examination is pending or threatened. There exists no action, suit or claim (other than routine claims for benefits) with respect to any Employee Plan or Compensation Arrangement pending or, to the knowledge of Seller, threatened against any of such Employee Plan or Compensation Arrangement.

                  (g) Neither Seller nor any ERISA Affiliate sponsors, maintains or contributes to any Employee Plan or Compensation Arrangement that provides retiree medical or retiree life insurance coverage to former employees of the Company, except to the extent required by

Section 4980B of the Code or similar state law, and except to the extent any contributions are made at the expense of the participant or the beneficiary of a participant. Subsequent to the TBA Date, the Company shall have no liability to provide retiree medical or retiree life insurance coverage to any current or former employees of the Company.

                  (h) Neither Seller nor any ERISA Affiliate maintains, has maintained or been obligated to maintain any Employee Plan subject to Section 412 of the Code or Title IV of ERISA. Each Employee Plan that is intended to be tax-qualified, and each amendment thereto, is the subject of a favorable determination letter, and no plan amendment that is not the subject of a favorable determination letter likely would affect the validity of an Employee Plan's letter.

                  (i) Except as described in Schedule 3.13, with respect to each Employee Plan and each Compensation Arrangement, no material liabilities have been incurred, other than the payment of benefits in the ordinary course.

                  (j) All contributions or premium payments with respect to Employee Plans and Compensation Arrangements accrued for any period ending on or before the TBA Date have been or will be timely paid by the Company before the TBA Date or will be reflected as Adjustment Liabilities for purposes of the computation of Working Capital. Except as disclosed in Schedule 3.8 neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, stay bonus, or unemployment compensation) becoming due to any director or employee of Company, (ii) result in the acceleration of vesting under any Employee Plan or Compensation Arrangement, or
(iii) increase any benefits otherwise payable under any Employee Plan or Compensation Arrangement; and any such payment or increase in benefits is fully deductible by Company under the Code, including but not limited to Sections 162 and 280G.

                  (k) The Company does not sponsor any Employee Plans or Compensation Arrangements, but the Company is a participating affiliate of the Sunrise Television Corp. Employee Plans and Compensation Arrangements as described in Schedule 3.13.

                  (l) For purposes of this Agreement, the following terms shall have the meaning indicated: (i) "Employee Plan" shall mean any retirement or welfare plan or arrangement or any other employee benefit plan as defined in
Section 3(3) of ERISA sponsored, maintained or contributed to by Seller or any ERISA Affiliate; (ii) "Code" shall mean the Internal Revenue Code of 1986, as amended, any successor thereto and any regulations promulgated thereunder;
(iii) "Compensation Arrangement" shall mean any plan or compensation arrangement other than an Employee Plan, whether written or unwritten, maintained, sponsored or contributed to by Seller or any ERISA Affiliate providing current employees, former employees, officers, directors and shareholders of the Company with any compensation or other benefits, whether deferred or not, in excess of base salary or wages, including, but not limited to, any bonus or incentive plan, stock rights plan, deferred compensation arrangement, life insurance, stock purchase plan, severance pay plan and any other employee fringe benefit plan; (iv) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, any successor thereto and any regulations promulgated thereunder; (v) "Multiemployer Plan" means a plan, as defined in ERISA Section 3(37), to which the Company or any ERISA Affiliate has contributed, is contributing or is required to contribute; and (vi) "ERISA Affiliate" shall mean any trade or business related to the Company under the terms of Sections 414(b), (c), (m) or (o) of the Code.

         3.14     Tax Matters.

                  (a) Seller has (or, in the case of returns becoming due after the date hereof and on or before the Closing Date, will have prior to the Closing Date) filed or has caused to be filed in a timely manner in accordance with applicable law all required Tax Returns of the Company with the appropriate governmental authorities in all jurisdictions in which such Tax Returns are required to be filed by the Company (except Tax Returns for which the filing date has not expired or has been extended and such extension period has not expired), and all Taxes shown on such Tax Returns have been properly accrued or paid to the extent such Taxes have become due and payable. All such Tax Returns are correct and complete in all material respects. The Company has also paid all Taxes required to be paid but for which no Tax Return was required to be filed, to the extent such Taxes have become payable. The Company has delivered to Buyer true and complete copies of all income Tax Returns of the Company for the tax year ended December 31, 1998, and will deliver true and complete copies of all income Tax Returns of the Company for the tax year ended December 31, 1999, and any other income Tax Returns filed by or on behalf of the Company after the date hereof, within 30 days after filing. Except as set forth in Schedule 3.14, the Financial Statements reflect an adequate reserve in accordance with GAAP (without regard to any amounts reserved for deferred taxes) for all unpaid Taxes payable by the Company for all Tax periods and portions thereof through the date of such Financial Statements. Except as disclosed in Schedule 3.14, neither Seller nor the Company has, executed any waiver or extension of any statute of limitations on the assessment or collection of any Tax or with respect to any liability arising therefrom. Except as disclosed in Schedule 3.14, none of the federal, state or local income Tax Returns filed by or on behalf of the Company are currently being audited by any taxing authority, and no officer or director (or employee responsible for Tax matters of either Seller or the Company) has any knowledge of any other examinations, requests for information or other administrative or judicial proceedings pending with respect to Taxes of the Company. Except as disclosed in Schedule 3.14, (i) neither the Internal Revenue Service nor any other taxing authority has asserted any deficiency or claim that has not yet been resolved for additional Taxes against, or any adjustment of Taxes relating to the Company, and (ii) there are no proposed reassessments of any property owned by the Company that would affect the Taxes of the Company. Other than liability as a member of the Seller Consolidated Group, the Company has no liability for the Taxes of any Person pursuant to Section 1.1502-6 of the Treasury Regulations promulgated under the Code or comparable provisions of any taxing authority in respect of a consolidated, combined or unitary Tax Return. There are no Tax liens on any assets of the Company, other than liens for current Taxes not yet due and payable without penalty and liens for Taxes that are being contested in good faith by appropriate proceedings.

                  (b) The Company has not been at any time a member of any partnership, joint venture or other arrangement or contract which is treated as a partnership for federal, state, local or foreign tax purposes or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Tax has not expired.

                  (c) The Company files its federal income Tax Returns as a member of an affiliated group filing a consolidated return of which Sunrise Television Corporation is the common parent. Schedule 3.14 lists each jurisdiction where the Company files a consolidated or combined income Tax Return with Seller or an affiliate of Seller. As of the Closing, there will be no tax sharing agreements or similar arrangements in effect with respect to or involving the Company.

                  (d) No consent under Section 341(f) of the Code has ever been filed with respect to the Company.

                  (e) The Company is not, and for the five years preceding the Closing Date has not been, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

         3.15 Claims and Legal Actions. Except as disclosed on Schedule 3.15 and except for any FCC rulemaking proceedings generally affecting the broadcasting industry, there is no claim, legal action, counterclaim, suit, arbitration, governmental investigation or other legal, administrative, or tax proceeding, nor any order, decree or judgment, in progress or pending, or to the knowledge of Seller threatened, against or relating to Seller with respect to its ownership or operation of the Station, the Company or otherwise relating to the Assets or the business or operations of the Station.

         3.16 Environmental Matters. To Seller's knowledge and except as set forth in Schedule 3.16:

                  (a) The Company has complied in all material respects with all laws, rules, and regulations of all federal, state, and local governments (and all agencies thereof) concerning the environment, public health and safety, and employee health and safety, and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been filed or commenced against the Company in connection with the Company's ownership or operation of the Station alleging any material failure to comply with any such law, rule, or regulation.

                  (b) The Company has no liability relating to the Company's ownership and operation of the Station (and there is no basis related to the past or present operations, properties, or facilities of the Company for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against the Company giving rise to any such liability) under the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Federal Water Pollution Control Act, the Clean Air Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Refuse Act, or the Emergency Planning and Community Right-to-Know Act (each as amended) or any other law, rule, or regulation of any federal, state, or local government (or agency thereof) concerning release or threatened release of hazardous substances, public health and safety, or pollution or protection of the environment.

                  (c) The Company has no material liability relating to the Company's ownership and operation of the Station (and there is no basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against the Company giving rise to any such liability) under the Occupational Safety and Health Act, as amended, or under any other law, rule, or regulation of any federal, state, or local government (or agency thereof) concerning employee health and safety.

                  (d) In connection with its ownership and operation of the Station, the Company has obtained and been in compliance with all of the terms and conditions of all material permits, licenses, and other authorizations which are required under, and has complied with all other material limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all federal, state, and local laws, rules, and regulations (including all codes, plans, judgments, orders, decrees, stipulations, injunctions, and charges thereunder) relating to public health and safety, worker health and safety, and pollution or protection of the environment, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

                  (e) All properties and equipment used in the business of the Company are and have been free of PCB's, methylene chloride, trichloroethylene, 1, 2-trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances (as defined in Section 302 of the Emergency Planning and Community Right-to-Know Act).

                  (f) No pollutant, contaminant, or chemical, industrial, hazardous, or toxic material or waste has ever been manufactured, buried, stored, spilled, leaked, discharged, emitted, or released by the Company at any site including on the Real Property or by any other party on any Real Property.

         3.17 Compliance with Laws. The Company has complied in all material respects with the Licenses and all federal, state, and local laws, rules, regulations, and ordinances. To Seller's knowledge, neither the ownership or use of the properties of the Station by Company nor the conduct of the business or operations of the Station conflicts in any material respect with any legally enforceable property rights of any other person.

         3.18     Conduct of Business in Ordinary Course.

                  (a) Between May 31, 2000, and the TBA Date, the Company shall have conducted the business and operations of the Station only in the ordinary course and shall not have suffered any Material Adverse Effect;

                  (b) Between December 31, 1999 and the TBA Date except as set forth in the Financial Statements for the five (5) month period ending May 31, 2000, Seller has not:

                           (i)      Except as set forth in Schedule 3.13 or
         Schedule 3.18(b), made any material increase in compensation payable or to become payable to any of the employees of the Company or the Station, or any bonus payment made or promised to any employee of the Company or the Station, or any material change in personnel policies, employee benefits, or other compensation arrangements affecting the employees of the Station or the Company;

                           (ii) Made any sale, assignment, lease, or other transfer of any of the Station's or the Company's properties other than in the normal and usual course of business with suitable replacements being obtained therefor;

                           (iii) Canceled any debts owed to or claims held by Seller, except in the normal and usual course of business;

                           (iv) Suffered any material write-down of the value of any Assets or any material write-off as uncollectible of any accounts receivable of the Station; or

                           (v) Hired or granted any right under, or entered into any settlement regarding the breach or infringement of, any license, patent, copyright, trademark, trade name, franchise, or similar right, or modified any existing right of the Company or otherwise relating to the Station.

         3.19 Financial Statements. Seller has furnished Buyer with true and complete copies of unaudited financial statements of the Company for the two-year period ended December 31, 1999 and unaudited financial statements of the Company for the five (5) month period ended May 31, 2000 ("Financial Statements") which are attached hereto as Schedule 3.19. The Financial Statements of the Company have been prepared from the books and records of the Company, have been prepared in accordance with GAAP throughout the periods indicated (except that such Financial Statements do not contain all footnotes required under GAAP and do not include statements of cash flows), accurately reflect in all material respects the books, records, and accounts of the Company (which books, records, and accounts are complete and correct in all material respects), are complete and correct in all material respects, and present fairly the financial condition of the Company as at their respective dates and the results of operations for the periods then ended. Except for obligations and liabilities (i) set forth on Schedule 3.8 with respect to Contracts, (ii) set forth in the Financial Statements or (iii) incurred in the ordinary course of business (other than contingent liabilities) since the date of the most recent balance sheet included in the Financial Statements, the Company has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise). No dividends have been declared on any capital stock of the Company which are unpaid. The Seller has not manipulated the Financial Statements to allocate in a disproportionate manner any operating costs or operating expenses of the Station as compared to the allocation of operating costs and operating expenses for other television broadcast stations of the Seller.

         3.20 Transactions with Affiliates. Except as disclosed in Schedule 3.20, the Company has not been involved in any business arrangement or relationship with any affiliate of Seller or the Company, and no affiliate of Seller or the Company owns any property or right, tangible or intangible, which is used in the business of the Company or the Station. As used in this paragraph, "affiliate" has the meaning set forth in Rule 12b-2 promulgated under the Securities and Exchange Act of 1934.

         3.21 Broker. Neither Seller nor any person acting on Seller's behalf has incurred any liability for any finders' or brokers' fees or commissions in connection with the transactions contemplated by this Agreement.

         3.22 Labor Relations. Except as set forth on Schedule 3.22, the Company is not a party to or subject to any collective bargaining agreements. The Company has no written or oral contracts of employment other than those listed in Schedule 3.8. The Company has complied in all material respects with all laws, rules, and regulations relating to the employment of labor, including those related to wages, hours, collective bargaining, occupational safety, discrimination, and the payment of social security and other payroll related taxes, and the Company has not received any written notice alleging that it has failed to comply with any such laws, rules, or regulations. No controversies, disputes, or proceedings are pending or, to Seller's knowledge, threatened, between the Company and any employee (singly or collectively). No labor union or other collective bargaining unit represents or claims to represent any of the employees of the Company. There is no union campaign being conducted to represent employees of the Company or to solicit cards from employees to authorize a union to request a National Labor Relations Board certification election with respect to any employees of the Company.

         3.23 Bank Accounts; Powers of Attorney. All of the Company's bank accounts, and the names of all authorized signatories on all such accounts, are set forth on Schedule 3.23. All of the Company's powers of attorney are also set forth on Schedule 3.23.

SECTION 4.        REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller as follows:

         4.1 Organization, Standing, and Authority. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and at Closing, will be duly qualified to conduct business as a foreign corporation under the laws of the State of Pennsylvania. Buyer has all requisite power and authority to execute and deliver this Agreement and the documents contemplated hereby and thereby, and to perform and comply with all of the terms, covenants, and conditions to be performed and complied with by Buyer hereunder and thereunder.

         4.2 Authorization and Binding Obligation. The execution, delivery, and performance of this Agreement by Buyer have been duly authorized by all necessary actions on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with its terms except as the enforceability of this Agreement may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally and by judicial discretion in the enforcement of equitable remedies.

         4.3 Absence of Conflicting Agreements. Subject to obtaining the FCC Consent and making any filing required under the HSR Act, the execution, delivery, and performance by Buyer of this Agreement and the documents contemplated hereby and thereby (with or without the giving of notice, the lapse of time, or both): (i) do not require the consent of any third party;
(ii) will not conflict with the organizational documents of Buyer; (iii) will not conflict with, result in a breach of, or constitute a default under, any law, judgment, order, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality; or (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license, or permit to which Buyer is a party or by which Buyer may be bound, such that Buyer could not acquire or operate the Shares.

         4.4 Broker. Neither Buyer nor any person acting on Buyer's behalf has incurred any liability for any finders' or brokers' fees or commissions in connection with the transactions contemplated by this Agreement.

         4.5 Buyer's Qualifications. Buyer is in all material respects legally, financially and otherwise qualified to acquire the Shares under the Communications Act of 1934, as amended (the "Act"), and the rules, regulations and policies of the FCC. Buyer knows of no facts that would under the Act and the rules, regulations and written policies of the FCC (a) disqualify Buyer as the owner of the FCC Licenses or as the owner and operator of the Station, or
(b) cause the FCC to fail to grant in a timely fashion without material delay the FCC Consent. No waiver of any FCC rule or policy is necessary to be obtained for the grant of the consent of the FCC to the applications for the transfer of control of the FCC Licenses to Buyer.

         4.6 Interpretation of Certain Provisions. Buyer has not relied and is not relying on the specification of any dollar amount in any representation or warranty made in this Agreement or any Schedule hereto to indicate that such amounts, or higher or lower amounts, are or are not material.

         4.7 No Outside Reliance. Buyer has not relied and is not relying on any statement, representation or warranty made by Seller with respect to the Station, except that Buyer is relying on the statements, representations and warranties made or to be made by Seller in this Agreement, any schedule hereto or any certificate to be delivered to Buyer at the Closing.

         4.8 Availability of Funds. Buyer will have available on the Closing Date sufficient funds to enable Buyer to consummate the transactions contemplated hereby.

SECTION 5.        OPERATIONS OF THE STATION PRIOR TO CLOSING

         5.1 Generally. Except to the extent contemplated by the TBA, Seller and the Company agree that, between the date of this Agreement and the Closing Date, the Company shall operate its business in the ordinary course of business in accordance with its past practices (except where such conduct would conflict with the following covenants or with Seller's and the Company's other obligations under this Agreement), and in accordance with the other covenants in this SECTION 5. Seller shall cause the Company to comply with all of the terms of this Section 5 applicable to the Company, and so long as STC License holds the FCC Licenses, Seller shall cause STC License to comply with Sections 5.4, 5.5, 5.6, 5.7, 5.8, 5.9, 5.16 and 5.18 with respect to such FCC Licenses.

         5.2      Employees and Compensation.

                  (a) Until the TBA Date, the Company shall use its reasonable efforts to preserve intact, and for the benefit of Buyer, the Company's workforce. Except as specifically contemplated by this Agreement, the TBA or on the schedules hereto (including Schedule 3.8), the Company shall not take any action (without the prior consent of the Buyer) to (i) institute any severance or termination pay practices with respect to any directors, officers or employees of the Company or to increase the benefits payable under its severance or termination pay practices in effect on the date hereof and set forth in Schedule 3.13; (ii) increase the compensation payable, or to become payable, to employees of the Company, except as required by existing written agreements disclosed in Schedule 3.13 or increases in the ordinary course of business consistent with past practice not exceeding 5% for any individual employee; (iii) adopt any Employee Plan or Compensation Arrangement; (iv) amend any Employee Plan or Compensation Arrangement, except that the Company may change healthcare providers as disclosed in Schedule 3.13; (v) pay or award or agree to pay or award any pension, retirement allowance or other incentive awards or other employee benefit not required by this Agreement or any of the Employee Plans or Compensation Arrangements to any current or former director, officer or employee of the Company; (vi) enter into any collective bargaining agreement covering any employees, through negotiations or otherwise, or make any commitments or incur any liability to any labor organization with respect to any employees of the Company; (vii) renew, terminate, waive or amend, except as may be required by applicable law, any collective bargaining agreement; or
(viii) voluntarily recognize any union or other entity as the collective bargaining representative for any of the employees of the Company.

                  (b) Between the date of this Agreement and the TBA Date, the Company shall not hire any replacement for any management employee or talent of the Station whose employment is terminated except with the prior consent of Buyer. The Company shall provide Buyer with an opportunity to interview and meet with any such replacement employees.

         5.3 Contracts. Without the written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), the Company will not enter into any contract or commitment, or amend or terminate any Contract (or waive any material right thereunder), or incur any obligation (including obligations relating to the borrowing of money or the guaranteeing of indebtedness), except for (a) until the TBA Date, cash time sales agreements made in the ordinary course of business or (b) until the TBA Date, Contracts entered into in the ordinary course of business and having a cost or value of Twenty-Five Thousand Dollars ($25,000) or less individually or One Hundred Thousand Dollars ($100,000) in the aggregate. Prior to the TBA Date, Seller shall deliver to Buyer a list of all Contracts entered into between the date of this Agreement and the TBA Date, together with copies of such Contracts.

         5.4 Disposition of Assets. Except for distribution of cash and cash equivalents to the Seller, the Company shall not sell, assign, lease, or otherwise transfer or dispose of any of the Assets, except where no longer used or held for use in the business or operations of the Station or in connection with the acquisition of replacement property of equivalent kind and value.

         5.5 Encumbrances. The Company shall not create, assume or permit to exist any Encumbrance upon the Assets, except for (i) Encumbrances, which shall be removed on or prior to the Closing Date, and (ii) Permitted Encumbrances.

         5.6 Licenses. Neither the Company nor Seller shall cause or permit, by any act or failure to act, any of the FCC Licenses to expire or to be revoked, suspended, or modified adversely, or take any action that could cause the FCC or any other governmental authority to institute proceedings for the suspension, revocation, or adverse modification of any of the FCC

Licenses. The Company shall not fail to prosecute with due diligence any applications to any governmental authority in connection with the operation of the Station.

         5.7 Rights. Neither the Company nor Seller shall waive any material right relating to the Station or any of the Assets. Seller shall not cause, by any act or failure to act, any cable system located within the Station's Designated Market Area to refuse to carry the Station's signal. The Company shall not make any Tax elections or compromise any Tax liabilities without Buyer's prior consent.

         5.8 No Inconsistent Action. Neither the Company nor Seller shall take any action that could hinder or delay in any material respect the consummation of the transactions contemplated by this Agreement.

         5.9 Access to Information. Each of Seller and the Company shall give Buyer and its counsel, accountants, engineers, and other authorized representatives reasonable access to the Assets and to all other properties, equipment, books, records, Contracts, and documents of the Company or otherwise relating to the Station for the purpose of audit and inspection, and will furnish or cause to be furnished to Buyer or its authorized representatives all information with respect to the affairs and business of the Station and the Company that Buyer may reasonably request (including any financial reports and operations reports produced with respect to the affairs and business of the Station). Without limiting the generality of the foregoing, each of Seller and the Company shall give Buyer and its counsel, accountants and other authorized representatives reasonable access to the Company's financial records and the Company's employees, counsel, accountants and other representatives for the purpose of preparing and auditing such financial statements (at Buyer's sole cost and expense) as Buyer determines, in its reasonable judgment, (i) are required or advisable to comply with federal or state securities laws and the rules and regulations of securities markets as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or (ii) are required to verify the Financial Statements and any financial statement provided by Seller to Buyer pursuant to Section 5.15.

         5.10 Maintenance of Assets. The Company shall use its commercially reasonable efforts and take all reasonable actions to maintain all of the Assets in good condition (ordinary wear and tear excepted), and use, operate, and maintain all of the Assets in a reasonable manner and in accordance with the terms of the FCC Licenses, all rules and regulations of the FCC and good engineering practice. Prior to the TBA Date, the Company shall maintain inventories of spare parts and expendable supplies at levels consistent with past practices.

         5.11 Insurance. Seller shall continue to maintain the current insurance policies on the Station and the Assets.

         5.12 Consents. Subject to Section 6.7, Seller shall use its commercially reasonable efforts to obtain the Consents, without any change in the terms or conditions of any Contract that could be less advantageous to the Station or the Company than those under such Contract as in effect on the date of this Agreement. Seller shall promptly advise Buyer of any difficulties experienced in obtaining any of the Consents and of any conditions proposed, considered, or requested for any of the Consents. Upon Buyer's written request, Seller shall cooperate with

Buyer and use its commercially reasonable efforts to obtain from the lessors under each Real Property lease such estoppel certificates as Buyer may request; provided, however, that Seller shall not have the obligation to expend any funds in connection with obtaining such estoppel certificates except for customary administrative and legal expenses involved in obtaining such estoppel certificates. Upon Seller's written request, Buyer shall cooperate with Seller and use its commercially reasonable efforts to assist Seller in obtaining any Consent.

         5.13 Books and Records. Each of Seller and the Company shall maintain its books and records relating to the Station and the Company in accordance with past practices.

         5.14 Notification. Seller shall promptly notify Buyer in writing of any unusual or material developments with respect to the business or operations of the Station or the Company by Seller or the Company, and of any material change in any of the information contained in Seller's representations and warranties contained in SECTION 3 of this Agreement.

         5.15 Financial Information. Prior to the TBA Date, Seller and the Company shall furnish to Buyer (i) monthly financial statements, (ii) weekly pacing reports, (iii) financial estimates of operating income, and (iv) a monthly closing packet with respect to the Station within thirty (30) days after the end of each month. All financial information delivered by Seller and the Company to Buyer pursuant to this Section shall accurately reflect the books, records, and accounts of the Company, shall be complete and correct in all material respects, and shall present fairly the financial condition of the Company as at their respective dates and the results of operations for the periods then ended.

         5.16 Compliance with Laws. The Company shall comply in all material respects with all laws, rules, and regulations applicable or relating to it or the ownership and operation of the Station.

         5.17 Discharge of Indebtedness. Concurrently or prior to the Closing, Seller shall cause all indebtedness for borrowed money of the Company to be repaid and discharged in full and Seller shall deliver to Buyer releases from each lender releasing the Company from such indebtedness; provided, nothing herein shall require Seller to prepay any capital leases, equipment leases or similar financing arrangements which are disclosed on Schedule 3.8.

         5.18 Programming. Prior to the TBA Date, the Company shall not make any material changes in the broadcast hours or in the percentages of types of programming broadcast by the Station, or make any other material change in the Station's programming policies, except such changes as in the good faith judgment of the Company are required by the public interest.

         5.19 Capital Expenditures. Prior to the TBA Date, Seller will make any capital expenditures necessary to keep the Station operating in a manner consistent with past practice.

         5.20 Mergers. Seller shall not permit the reorganization, liquidation, merger or consolidation of the Company with any other entity.

         5.21 Amendments. Seller shall not amend, change or modify the Company's articles of incorporation or bylaws.

         5.22 Collection of Accounts Receivable. Prior to the TBA Date, Seller shall collect the accounts receivable of the Station only in the ordinary course of business consistent with the Station's credit policies and procedures.

         5.23 Securities. Seller shall not sell, dispose, encumber, pledge or transfer any interest in the Shares or grant any options, warrants or other rights to acquire the Shares. The Company shall not issue any shares of its capital stock or any options, warrants or other rights to acquire any shares of its capital stock. Except for the distributions of cash to the Seller, the Company shall not declare any dividends or acquire or redeem any of its shares. Other than this Agreement, neither Seller nor the Company shall enter into any agreement relating to the transfer or voting of the Company's capital stock.

         5.24 Operation During Term of TBA. From and after the TBA Date, Seller and the Company shall only be required to operate the Station in a manner consistent with the terms and conditions of the TBA.

SECTION 6. SPECIAL COVENANTS AND AGREEMENTS

         6.1      FCC Consent.

                  (a) The assignment of the FCC Licenses in connection with the purchase and sale of the Assets pursuant to this Agreement shall be subject to the prior consent and approval of the FCC.

                  (b) Seller and Buyer shall promptly prepare an appropriate application for the FCC Consent and shall file the application with the FCC within five (5) business days of the execution of this Agreement. The parties shall prosecute the application with all reasonable diligence and otherwise use their best efforts to obtain a grant of the application as expeditiously as practicable. Each party agrees to comply with any condition imposed on it by the FCC Consent, except that no party shall be required to comply with a condition if (i) the condition was imposed on it as the result of a circumstance the existence of which does not constitute a breach by the party of any of its representations, warranties, or covenants under this Agreement, and (ii) compliance with the condition would have a material adverse effect upon such party. Buyer and Seller shall oppose any requests for reconsideration or judicial review of the FCC Consent. If the Closing shall not have occurred for any reason within the original effective period of the FCC Consent, and neither party shall have terminated this Agreement under SECTION 9, the parties shall jointly request an extension of the effective period of the FCC Consent. No extension of the FCC Consent shall limit the exercise by either party of its rights under SECTION 9.

                  (c) Seller shall promptly after the date hereof obtain all necessary consents from the FCC to assign the Licenses from STC License to the Company and at the Closing, the Company shall be the holder of the Licenses.

         6.2 Control of the Station. Prior to Closing, Buyer shall not, directly or indirectly, control, supervise, direct, or attempt to control, supervise, or direct, the operations of the Station; such operations, including complete control and supervision of all of the Station programs, employees, and policies, shall be the sole responsibility of the Company until the Closing subject to the terms of the TBA.

         6.3 Risk of Loss. The risk of any loss, damage, impairment, confiscation, or condemnation of any of the Assets from any cause whatsoever (the "Risk of Loss") shall be borne by Seller and the Company at all times prior to the TBA Date. After the TBA Date, the Risk of Loss shall be borne by Seller and the Company at all times through the Closing, to the extent of, but solely to the extent of, Seller's or the Company's receipt of insurance proceeds in respect thereof and in no event shall Seller or the Company have any liability or obligation to Buyer in respect of any such loss, damage, impairment, confiscation or condemnation. The Risk of Loss beyond that specifically borne by Seller or the Company in accordance with the immediately preceding sentence shall be borne by Buyer. Seller and the Company shall use commercially reasonable efforts to process any insurance claim to which Seller or the Company is entitled with respect to any loss, damage, impairment, confiscation or condemnation of any of the Assets. Seller shall use such proceeds of insurance to repair or replace any such equipment or other property of Seller to the extent of such proceeds. At Seller's request and subject to Seller's supervision and direction, Buyer shall effect in a timely fashion any repairs to or replacement of any of Seller's damaged equipment or property.

         6.4 Confidentiality. Except as necessary for the consummation of the transactions contemplated by this Agreement, and except as and to the extent required by law, including, without limitation, disclosure requirements of federal or state securities laws and the rules and regulations of securities markets, each party will keep confidential any information obtained from the other party in connection with the transactions contemplated by this Agreement. If this Agreement is terminated, each party will return to the other party all information obtained by such party from the other party in connection with the transactions contemplated by this Agreement.

         6.5 Environmental Remediation. Seller agrees to undertake the environmental remediation described in Schedule 6.5 prior to Closing.

         6.6 Cooperation. Buyer, Seller and the Company shall cooperate fully with each other and their respective counsel and accountants in connection with any actions required to be taken as part of their respective obligations under this Agreement, and Buyer, Seller and the Company shall execute such other documents as may be necessary and desirable to the implementation and consummation of this Agreement, and otherwise use their commercially reasonable efforts to consummate the transactions contemplated hereby and to fulfill their obligations under this Agreement. Notwithstanding the foregoing, neither Buyer nor Seller shall have any obligation (i) to expend funds to obtain any of the Consents or (ii) to agree to any material adverse change in any Contract to obtain a Consent required with respect thereto.

         6.7 Bulk Sales Law. If applicable, the bulk sales law of the State of Pennsylvania shall be complied with by Seller. Any loss, liability, obligation, or cost suffered by Seller, Buyer or the Company as the result of non-compliance with the provisions of any bulk sales law applicable to the transfer of the Assets as contemplated by this Agreement shall be borne by Seller.

         6.8 Sales Tax Filings. Until the Closing, the Company shall continue to file Pennsylvania sales tax returns with respect to the Station in accordance with the Company's past practices and shall concurrently deliver copies of all such returns to Buyer.

         6.9 Access to Books and Records. Seller shall provide Buyer and the Company access and the right to copy for a period of seven (7) years from the Closing Date any books and records relating to the Assets that are in Seller's possession. The Buyer and the Company shall provide Seller access and the right to copy for a period of seven (7) years from the TBA Date any books and records relating to the Assets.

         6.10 HSR Act Filing. Seller and Buyer agree to (a) file, or cause to be filed, with the U.S. Department of Justice ("DOJ") and Federal Trade Commission ("FTC") all filings, if any, which are required in connection with the transactions contemplated hereby under the HSR Act within five (5) business days of the date of this Agreement; (b) submit to the other party, prior to filing, their respective HSR Act filings to be made hereunder, and to discuss with the other any comments the reviewing party may have; (c) cooperate with each other in connection with such HSR Act filings, which cooperation shall include furnishing the other with any information or documents in such party's possession that may be reasonably required in connection with such filings; (d) promptly file, after any request by the FTC or DOJ, any information or documents requested by the FTC or DOJ; and (e) furnish each other with any correspondence from or to, and notify each other of any other communications with, the FTC or DOJ which relates to the transactions contemplated hereunder, and to the extent practicable, to permit each other to participate in any conferences with the FTC or DOJ. Buyer and Seller shall share equally all necessary HSR filing fees.

         6.11 Nonsolicitation Agreement. From and after the date hereof to the first anniversary of the Closing Date, neither Seller nor any affiliates of Seller shall solicit for employment any employee of the Station; provided, however, that the foregoing shall not apply to any employee of the Station who is terminated by Buyer after the TBA Date.

         6.12     Title Insurance and Surveys.

                  (a) Title Insurance on Fee Property. With respect to each parcel of Real Property that the Company owns, Buyer may obtain at its expense at or prior to Closing an ALTA Owner's Policy of Title Insurance issued by a title insurer, insuring title to such parcel in the name of the Company as of the Closing.

                  (b) Surveys. With respect to each parcel of Real Property as to which a title policy is obtained, Buyer may obtain at its expense a current survey of the parcel, prepared by a licensed surveyor and conforming to current ALTA Minimum Detail Requirements for Land Title Surveys, disclosing the location of all improvements, easements, party walls, sidewalks, roadways, utility lines, and other matters customarily shown on such surveys, and showing access affirmatively to public streets and roads.

                  (c) Seller has delivered to Buyer copies of all of its title policies and surveys with respect to the Real Property.

         6.13     Employee Matters.

                  (a) On the TBA Date, Buyer shall offer employment to all employees of the Station; provided, however, that any employee of the Station who is not actively employed on the TBA Date shall be offered employment by Buyer following the end of any inactive period

(whether on account of leave, layoff, injury or disability) but only to the extent that the Company would have been obligated to offer active employment to such person upon the end of such inactive period; provided, however that the two (2) employees designated in the TBA shall become employees of Seller and shall be offered employment by Buyer on the Closing Date subject to the terms and conditions set forth in this Section 6.13 (except that any references to the TBA Date shall be to the Closing Date). All employees of the Station employed under a Contract and all other employees who accept the Buyer's offer of employment and become employees of the Buyer (the "Hired Employees") shall be employed at substantially the same salary as paid to such employee on the date immediately prior to their employment with Buyer and on such terms and conditions (including benefits) as those provided by Buyer and Buyer's affiliates to their similarly situated employees. Effective as of the date of hire, Buyer shall grant the Hired Employees past service credit for such employees' service with the Company, Seller or any ERISA Affiliate for all employee benefit purposes, other than for purposes of benefit accrual under any defined benefit retirement plan and for purposes of determining eligibility for post-employment retiree health and life insurance coverage. Except to the extent otherwise expressly set forth in this Agreement, nothing in this Agreement shall be deemed or construed to require the Company to continue to employ any of the Station's employees for any period after they have become Hired Employees.

                  (b) As of the TBA Date, Buyer shall offer group health plan coverage to all Hired Employees (and to the spouse and dependents of such employees) on terms and conditions generally applicable to all similarly situated employees of Buyer or Buyer's affiliates. For purposes of providing such coverage, Buyer shall waive all preexisting condition waiting periods for all such employees covered by the group health care plan of Seller as of the TBA Date and shall provide such health care coverage effective as of the Closing without the application of any eligibility period for coverage. In addition, Buyer shall credit all payments toward deductible, out-of-pocket and co-payment obligation limits under Seller's health care plans for the plan year which includes the TBA Date as if such payments had been made for similar purposes under Buyer's health care plans during the plan year which includes the TBA Date, with respect to Hired Employees (and the spouse and any dependents of such employees).

                  (c) Seller shall satisfy and discharge any obligations to provide health care continuation coverage as required by the Consolidated Omnibus Budget Reconciliation Act of 1985 and as described in Section 4980B of the Code and Sections 601 through 608 of ERISA and as required by any applicable state continuation of health coverage provisions (collectively, "COBRA Obligations") to any employee of the Company whose employment is terminated prior to or on the TBA Date to whom Seller has on-going COBRA Obligations (and such employee's covered dependents), including to all employees who do not become Hired Employees. Buyer shall satisfy and discharge all other COBRA Obligations with respect to Hired Employees (and such employee's covered dependents). Seller and Buyer shall reasonably cooperate in good faith to comply with their respective COBRA Obligations hereunder.

                  (d) Seller shall furnish to Buyer, as soon as reasonably practicable after to the TBA Date, but not later than thirty (30) days after the TBA Date, a list, calculated as of the TBA Date, estimating (i) the amounts of compensation deferred by each employee of the Station under Seller's 401(k) Plan during the calendar year in which the consummation of the TBA occurs; and
(ii) those employees who, as of the TBA Date, have outstanding participant loans from Seller's

401(k) Plan, including the amount and term of such loans. As soon as reasonably practicable following the TBA Date, Seller will cause the account balances of all Hired Employees in the Seller's 401(k) Plan to be distributed to the Hired Employees in accordance with the terms of Seller's 401(k) Plan.

                  (e) In furtherance of and not in limitation of the obligations and liabilities of Buyer set forth in Section 6.13(a) on the TBA Date, Buyer shall: (i) recognize the unions and labor organizations which are parties to the collective bargaining agreements set forth in Schedule 3.22;
(ii) offer to employ all employees of the Station represented by any such union or labor organization (collectively, "Represented Employees"); (iii) adopt employee benefit and compensation plans, policies and arrangements covering such Represented Employees, as required by such collective bargaining agreements; and (iv) negotiate in good faith with the collective bargaining representatives of the employees of the Company solely with respect to the substitution of Buyer's employee benefit plans for Seller's employee benefit plans.

                  (f) At the request of Buyer, the Company shall, prior to the TBA Date, take any and all action necessary or appropriate (i) to terminate no later than the TBA Date any Employee Plan or Compensation Arrangement which provides non-qualified deferred compensation, non-qualified retirement benefits, severance benefits, retention benefits, change in control benefits, or similar benefits (the "Nonqualified Plans"), (ii) to pay all liabilities accrued for the benefit of the participants under the Nonqualified Benefits (whether or not actively employed by the Company or currently entitled to a benefit payment under the Nonqualified Plans) and under any arrangement directly related to the Nonqualified Plans (including, but not limited to, any promised adjustment for taxes) (the "Supplemental Tax"), and (iii) to obtain from each Nonqualified Plan participant a receipt and release of any and all claims that such participant may have with respect to the Nonqualified Plan and Supplemental Tax.

                  (g) On the TBA Date, the Company shall assign to Buyer, and Buyer shall assume the collective bargaining agreements listed in Schedule 3.22, including, without limitation, all obligations, if any, to provide severance benefits in connection with the termination after the TBA Date of any Represented Employee. Without limiting the generality of Section 6.13(e)(iii), such assignment and assumption shall not obligate Buyer to assume any Employee Plans or Compensation Arrangements of the Company. Except for liabilities under Seller's Employee Plans and Compensation Arrangements, Buyer shall be responsible for any liabilities of the Company under any collective bargaining agreement listed in Schedule 3.22.

                  (h) In furtherance of and not in limitation of the obligations and liabilities of Buyer set forth in Section 6.13(a) and the Company's obligations under the collective bargaining and employment agreements that are Contracts, with respect to each Hired Employee, Buyer shall provide severance benefits no less favorable than those provided by Buyer and Buyer's affiliates to their similarly situated employees, except for Hired Employees covered by collective bargaining agreements, which Hired Employees shall receive severance benefits as provided for in such collective bargaining agreement. Hired Employees shall be credited under Buyer's severance benefit plan with their service at the Station for purposes of determining the amount of severance benefits to which they may be entitled under such plan; provided, however, that any service at the Station for which severance had previously been paid shall be disregarded.

                  (i) In furtherance of and not in limitation of the obligations and liabilities of Buyer set forth in Section 6.13(a), Buyer shall assume, without duplication of benefits, the liabilities of Seller to Hired Employees as of the TBA Date for unused and unpaid vacation subject to Buyer receiving an adjustment therefor under Section 2.3(b), but only to the extent reflected in the employee personnel records of Seller, a certified copy of which shall be delivered to Buyer prior to the TBA Date. Except as otherwise required by applicable law, Buyer shall provide, without duplication of benefits, all Hired Employees with vacation time, as the case may be, rather than cash in lieu thereof, for such unused and unpaid vacation in accordance with Buyer's policies. Buyer shall be liable for, and shall indemnify, defend and hold harmless Seller from and against, all liabilities of Seller to Hired Employees with respect to unused vacation leave.

                  (j) For a period of ninety (90) days after the TBA Date, neither the Company nor the Buyer will take any action that could result in a filing under the Worker Adjustment and Retraining Notification Act of 1988.

                  (k) Buyer acknowledges and agrees that from and after the TBA Date until ninety (90) days after the Closing Date, Dennis Vickroy (the "Business Manager") shall be available to Seller, at the sole cost and expense of Seller, to coordinate additional financial matters related to the business and operations of the Station for the period prior to the Closing Date; provided, that any such services that the Business Manager provides to Seller shall not interfere with the Business Manager's duties and responsibilities to Buyer.

                  (l) Notwithstanding any provisions of Section 6.13 to the contrary, neither Buyer nor, as of the Closing Date, the Company shall have or retain any liabilities or payment obligations under the terms of certain retention agreements set forth or referenced in Schedule 3.8.

                  (m) Seller shall retain and shall hold the Company and the Buyer, and any affiliates of them harmless from any liability of whatever nature with respect to benefits provided or to be provided under the Employee Plans and Compensation Arrangements.

         6.14     Tax Matters.

                  (a) "Booked Taxes" means Taxes of the Company payable with respect to a Straddle Period (as defined below) that are reflected as Adjustment Assets or Adjustment Liabilities and that are taken into account in computing the adjustment to the Purchase Price under Section 2.3(b) hereof.

                  (b) Taxes of the Company with respect to the period ending on (and including) the Closing Date, other than Booked Taxes, shall be the responsibility of Seller. Taxes of the Company with respect to the period after the Closing Date shall be the responsibility of Buyer.

                  (c) (i) Seller agrees to pay and, notwithstanding any disclosure of potential tax liabilities made by Seller or the Company, to indemnify, reimburse and hold harmless Buyer and the Company and their respective successors, and their respective officers, directors, employees, agents and representatives, from and against any and all Taxes of the Company payable with respect to, and any and all claims, liabilities, losses, damages, costs and expenses (including, without limitation, court costs and reasonable professional fees incurred in the investigation, defense or settlement of any claims covered by this indemnity) (herein referred to as "Indemnifiable Tax Damages"), arising out of or in any manner incident, relating or attributable to Taxes of the Company payable with respect to, or Tax Returns required to be filed by the Company under this Section 6.14 with respect to, (A) any taxable year (or other applicable reporting period) (a "Reporting Period") of the Company ending on or before the Closing Date, and (B) any Reporting Period of the Company that begins before the Closing Date and that ends after the Closing Date (a "Straddle Period") but only for that portion of such period ending on the Closing Date (a "Short Period"), in each case, whether such Taxes are imposed directly on the Company or as a result of including the Company in consolidated or combined returns filed by the affiliated group of which the Company is a member (the "Seller Consolidated Group"), except that with respect to any Straddle Period, Seller shall be responsible for the payment of such Taxes only to the extent that they exceed Booked Taxes. Seller shall be entitled to any credits or refunds of Taxes of the Company payable with respect to any Reporting Period of the Company ending on or before the Closing Date for which the Company is included in a consolidated, combined or unitary Tax Return with Seller or an affiliate of Seller, and to any credits or refunds of Taxes of the Company payable with respect to any other Reporting Period of the Company ending on or before the Closing Date which are received by the Company within one year following the Closing Date. Buyer shall cause the amount of any credits or refunds of Taxes to which Seller is entitled under this Section 6.14(c), but which are received by or credited to the Company after the Closing Date, to be paid to Seller within ten business days following such receipt or crediting; provided that Seller shall reimburse the Company to the extent of any required subsequent repayment of, or reduction in, the amount of such credits or refunds of Taxes so received or credited.

                           (ii) Seller shall also indemnify and hold harmless Buyer and the Company from and against any and all Taxes of Seller and members of the Seller Consolidated Group other than the Company for any and all periods, whether before or after the Closing Date, and from and against any and all Indemnifiable Tax Damages arising out of or in any manner incident, relating or attributable to such Taxes or to Tax Returns filed by or required to be filed by Seller and members of the Seller Consolidated Group other than the Company.

                  (d) Buyer agrees to pay and to indemnify, reimburse and hold harmless Seller (and other members of the Seller Consolidated Group) and their successors, and their officers, directors, employees, agents and representatives, from and against (i) any and all Booked Taxes and (ii) any and all Taxes of the Company payable with respect to, and any and all Indemnifiable Tax Damages, arising out of or in any manner incident, relating or attributable to Taxes of the Company payable with respect to, or Tax Returns required to be filed by the Company with respect to, (A) any Reporting Period of the Company beginning after the Closing Date and (B) any Reporting Period that includes the Closing Date but only for that portion of such period commencing on the day after the Closing Date, whether such Taxes are imposed directly on the Company or as a result of including the Company in consolidated or combined returns filed by any consolidated group of which the Company or the Buyer is a member.

                  (e) Any tax sharing agreement, practice or other similar arrangement between the Company and other members of the Seller Consolidated Group shall be terminated as of the Closing Date.

                  (f) The Tax liabilities for each Straddle Period for the Company shall be determined by closing the books and records of the Company as of the Closing Date, by treating the Short Period as if it were a separate Reporting Period and by employing accounting methods which are consistent with those employed in preparing the Tax Returns for the Company in prior Reporting Periods and which do not have the effect of distorting income or expenses (taking into account the transactions contemplated by this Agreement), except that Taxes based on items other than income or sales shall be computed for the Reporting Period beginning on the first day of the applicable Short Period and prorated on a time basis between the Straddle Period and the period beginning on the first day after the Closing Date and ending on the last day of the Reporting Period which includes the Closing Date; provided that with respect to any Tax which is not in effect during the entire Straddle Period, the proration of such Tax shall be based on the period during the Straddle Period that such Tax was in effect.

                  (g)      (i)      Seller (x) shall include the Company or
         cause the Company to be included in, and shall prepare and file or cause to be prepared and filed, all Tax Returns of Seller or its affiliates filed on a consolidated, combined or unitary basis relating to Income Tax for all taxable periods of the Company ending on or prior to the Closing Date, and (y) shall prepare and file, or cause to be prepared and filed, on behalf of the Company all other Tax Returns of the Company required to be filed for Reporting Periods of the Company ending on or prior to the Closing Date; provided, however, that such Tax Returns shall not report any item in a manner that is inconsistent with the manner in which any corresponding item has been previously reported in any such Tax Return already filed, unless such inconsistent treatment is (x) required by law or due to a change in circumstances, or (y) is permitted by law, Seller elects to make such change in treatment, and such change would not be prejudicial to Buyer or to the Company, and provided further, that Seller shall deliver to Buyer copies of such Tax Returns (in the case of Tax Returns for which the Company is included in a consolidated or combined Tax Return with Seller, on a separate company basis) within 30 days after filing.

                           (ii) Following the Closing, Buyer shall be responsible for preparing and filing, or causing to be prepared and filed on behalf of the Company, all Tax Returns of the Company required to be filed for Reporting Periods of the Company ending after the Closing Date (including for Straddle Periods); provided, however, that with respect to Tax Returns for Straddle Periods, such Tax Returns shall not report any item in a manner that is inconsistent with the manner in which any corresponding item has been previously reported in any such Tax Return already filed, unless such inconsistent treatment is (x) required by law or due to a change in circumstances, or (y) is permitted by law, Buyer elects to make such change in treatment, and such change would not be prejudicial to Seller or to the Company. Buyer shall provide Seller with drafts of the Tax Returns for Straddle Periods (at Buyer's election, pro forma returns for a Short Period) at least fifteen (15) days prior to the due date (including any extensions) of such Tax Return. If Seller notifies Buyer at least ten (10) days prior to the due date (including any extensions) that Seller does not approve a Straddle Period Tax Return provided to it pursuant to the foregoing sentence, Buyer and Seller shall consult in good faith to resolve such dispute. If Buyer and Seller are unable to resolve such dispute, Buyer and Seller shall attempt to agree upon a suitably qualified and experienced independent certified public accountant, which shall not have been retained by either Buyer or Seller within the two (2) years preceding the date of selection ("CPA"), to resolve such dispute. If Buyer and Seller are unable to agree upon a CPA, then the CPAs selected by each of Buyer and Seller shall jointly select a third CPA to resolve such Tax Return dispute. If the selected CPA resolves all disputes prior to the due date of the Tax Return, Buyer shall file such Tax Return consistently with such determination. If the selected CPA has not resolved all such disputes prior to the due date of the Tax Return, Buyer shall have the right to file such Tax Return on the due date in the form proposed by Buyer (and consistent with the first sentence of this Section 6.14(g)(ii)); provided however, that to the extent any Indemnifiable Tax Damage is attributable to an item of dispute between Buyer and Seller, which item is ultimately decided in favor of Seller by the selected CPA, Buyer shall not have the right to indemnification from the funds held by the Indemnity Escrow Agent with respect to such item to the extent Indemnifiable Tax Damages then payable by Seller would exceed total Indemnifiable Tax Damages that would have been payable if the Tax Return had been filed in accordance with the determination of the selected CPA. The cost of all CPAs provided for herein including the selected CPA shall be borne equally by Buyer and Seller. Notwithstanding the foregoing, Buyer shall have no obligation to consult with Seller regarding matters that would not raise a claim for indemnification under this Agreement. Buyer shall provide Seller with copies of Tax Returns for Straddle Periods (at the Buyer's election, pro forma Tax Returns for the Short Period) within thirty (30) days following the filing date.

                  (h)      Cooperation on Tax Matters.

                           (i) Seller and Buyer shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 6.15(i) and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Seller and Buyer agree (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Seller or Buyer, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Seller or Buyer, as the case may be, shall allow the other party to take possession of such books and records to the extent they would otherwise be destroyed or discarded.

                           (ii) Seller and Buyer further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any governmental authority as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including Taxes with respect to the transactions contemplated hereby).

                           (iii) Each of Buyer and Seller shall promptly deliver to the other any notice from any Tax authority received by it relating to Taxes for which the other is or may be liable pursuant to this Agreement.

                  (i) All representations, warranties, agreements, covenants and obligations with respect to Taxes made or undertaken by Seller in this Section 6.14 or in any document or instrument executed and delivered pursuant hereto are material, have been relied upon by Buyer and shall survive the Closing hereunder, and shall not merge in the performance of any obligation by any party hereto. Seller agrees, from and after Closing, to indemnify and hold Buyer or any of Buyer's affiliates, including the Company, and their respective successors and assigns, harmless from and against all liability, loss, damages or injury and all reasonable costs and expenses (including reasonable counsel fees and costs of any suit related thereto) (collectively, "Tax Damages") suffered or incurred by Buyer or any of Buyer's affiliates, including the Company, and their respective successors or assigns arising from, resulting from or relating to any misrepresentation by, or breach of any covenant, agreement or warranty of, Seller contained in this Section 6.14. It is understood and agreed by Seller that since the Company will be owned by Buyer following the Closing, any recovery by Buyer hereunder after Closing will be against Seller, who will have no right of reimbursement or contribution against the Company. Any examination, inspection or audit of the assets or business of the Company conducted pursuant to this Agreement shall in no way limit, affect or impair the ability of Buyer, its successors or assigns to rely upon the representations, warranties, covenants and obligations of Seller set forth in this Section 6.14.

                  (j) All representations, warranties, agreements, covenants and obligations with respect to Taxes made or undertaken by Buyer in this Section 6.14 or in any document or instrument executed and delivered pursuant hereto are material, have been relied upon by Seller and shall survive the Closing hereunder and shall not merge in the performance of any obligation by any party hereto. Buyer agrees from and after Closing to indemnify and hold Seller harmless from and against all Tax Damages suffered or incurred by Seller or any of Seller's affiliates, and their respective successors or assigns arising from any misrepresentation by, or breach of any covenant or warranty of, Buyer contained in this Section 6.14 or any certificate, document or instrument furnished by Buyer pursuant thereto.

                  (k) Any Person entitled to indemnification is hereinafter referred to as the "Tax Indemnified Party," and any Person obligated to provide such indemnification thereunder is hereinafter referred to as the "Tax Indemnifying Party." The Tax Indemnified Party shall promptly notify the Tax Indemnifying Party in writing of any notice, letter, correspondence, claim, determination, decision or decree (a "Tax Claim") received by the Tax Indemnified Party that might raise a claim for indemnification hereunder. The failure of the Tax Indemnified Party to notify the Tax Indemnifying Party promptly shall not relieve the Tax Indemnifying Party of any obligations under this Agreement except to the extent such failure materially prejudices the ability of the Tax Indemnifying Party to defend the claim. The Tax Indemnified Party promptly shall provide, or shall cause to be provided, to the Tax Indemnifying Party any relevant information relating to such Tax Claim which may be particularly within the knowledge of the

Tax Indemnified Party or its Affiliates and otherwise to cooperate fully with the Tax Indemnifying Party in good faith with respect to such Tax Claim; provided that the Tax Indemnifying Party shall be responsible for the payment of any interest and penalties resulting from any delay by the Tax Indemnifying Party in payment of the Tax Claim.

                           (i) Seller shall have the sole right to handle, answer, defend, compromise or settle (x) any Tax Claim arising from or otherwise relating to Reporting Periods of the Company ending on or prior to the Closing Date for which the Company is included (or is required to be included) in a consolidated, combined or unitary return with Seller or any affiliate of Seller (a "Seller Consolidated Return"), and (y) any Tax Claim arising from or otherwise relating to any other Reporting Period of the Company ending on or prior to the Closing Date, but in the case of (y), only if the amount of such Tax Claim does not exceed the then-existing balance held by the Indemnity Escrow Agent and not subject to other claims. Notwithstanding the foregoing, Seller shall not agree without the consent of Buyer (which consent shall not be unreasonably withheld or delayed) to any adjustment which would legally bind Buyer or that would be legally binding on the Company for periods after the Closing Date (or, in the case of a Tax Claim described in clause (y), to any adjustment which would result in a payment in excess of the then existing balance held by the Indemnity Escrow Agent and not subject to other claims, except with the consent of Buyer, which consent shall not be unreasonably withheld). If Seller fails within a reasonable time after notice to handle any Tax Claim or any examination, audit, contest or litigation as provided herein, Seller shall be bound by the results obtained by Buyer, or its successors or assigns, in connection with such Tax Claim and such examination, audit, contest or litigation.

                           (ii) Buyer shall have the sole right to handle, answer, defend, compromise or settle any Tax Claim arising from or otherwise relating to Reporting Periods of the Company beginning after the Closing Date, and any other Reporting Periods (other than Reporting Periods for which the Company is included in a Seller Consolidated Return) if the amount of the Tax Claim exceeds the then-existing balance of the Indemnity Escrow Amount held by the Indemnity Escrow Agent and not subject to other claims; provided, however, that in the case of any Tax Claim that might raise a claim for indemnification by Seller to Buyer hereunder (taking into account the then existing balance of the Indemnity Escrow Amount held by the Indemnity Escrow Agent and not subject to other claims), Seller shall have the right to (and shall promptly notify Buyer as to whether or not it will) participate at its own cost and expense in any Tax examination, audit, contest or litigation in connection with such Tax Claim. If Seller fails within a reasonable time after notice to participate in any Tax Claim or any examination, audit, contest or litigation as provided herein, Seller shall be bound by the results obtained by Buyer, or its successors or assigns, in connection with such Tax Claim and such examination, audit, contest or litigation. Notwithstanding the foregoing, Buyer shall not agree without the consent of Seller (which consent shall not be unreasonably withheld or delayed) to any adjustment which would legally bind Seller.

                  (l) Except as otherwise provided in this Section 6.14, any amounts owed by the Tax Indemnifying Party to the Tax Indemnified Party under this Section 6.14 shall be paid within ten business days of notice from the Tax Indemnified Party; provided that if such party has not paid such amounts and such amounts are being contested before the appropriate governmental authorities in good faith, the Tax Indemnifying Party shall not be required to make payment until it is determined finally by an appropriate governmental authority that payment is due, provided that the Tax Indemnifying Party posts appropriate security as necessary to protect such party from (i) the immediate imposition of a lien that arises or attaches from nonpayment after assessment and demand of such amounts, or (ii) seizures of assets.

                  (m) The Seller and Buyer acknowledge and agree that the provisions set forth in this Section 6.14, including, without limitation, the indemnification provisions, shall be subject to the limitations and qualifications on indemnification obligations set forth in Article 10 hereof, except to the extent of (i) the Tax matters described in Section 6.14(c)(ii), and (ii) any Tax Claim or claim for Tax Damages arising out of or in any manner incident, relating, or attributable to Taxes of the Company payable with respect to Tax Returns of the Company for Reporting Periods of the Company ending on or prior to the Closing Date for which the Company is included (or is required to be included) in a consolidated, combined or unitary Tax Return with Seller or any affiliate of Seller.

         6.15 No Inconsistent Action by Buyer.. Buyer shall not take any action that is inconsistent with its material obligations under this Agreement or that could hinder or delay in any material respect the consummation of the transactions contemplated by this Agreement.

         6.16 Distribution of Cash. On or prior to the Closing Date, Seller will cause the Company to distribute all cash and cash equivalents held by the Company to Seller.

         6.17 Time Brokerage Agreement. Notwithstanding anything to the contrary contained in this Agreement or otherwise, the Seller shall not be deemed to have breached or failed to comply with any representations, warranties, covenants, or agreements with respect to the Station or the Assets if such breach or failure is due to or caused by any act, omission or instruction of the Buyer under or in connection with the TBA or any activities or transactions by Buyer in furtherance thereof or in connection therewith or any actions of Seller in accordance with the terms of the TBA.

         6.18 Insurance. To the extent that there are insurance policies maintained by Seller or any affiliate of Seller covering any claims or damages relating to the assets, business operations, conduct and employees (including, without limitation, former employees) of the Station arising out of or relating to occurrences prior to the Closing, the Seller shall use all best efforts to cause Buyer to be named as an additional insured or loss payee with respect to such policies and to maintain such policies in effect until the Closing. Upon the written request of Buyer, at Buyer's sole cost and expense, Seller will use best efforts to maintain in place insurance policies maintained by Seller or any affiliate of Seller covering any claims or damages relating to the assets, business operations, conduct and employees (including, without limitation, former employees) of the Station arising out of or relating to occurrences prior to the Closing after the Closing Date and to the extent permitted by the terms of such insurance policies, Seller shall use best efforts to cause Buyer to be named as an additional insured or loss payee with respect to such policies.

         6.19 Collection of Accounts Receivable. Seller shall deliver to Buyer not later than five (5) business days after the TBA Date a complete and detailed statement of all Accounts Receivable as of the TBA Date, showing the name, amount and age of each account. During the period from the TBA Date through the end of the sixth successive calendar month (excluding the calendar month during which the TBA Date occurs) (the "Collection Period"), with respect to the Accounts Receivable, (i) Buyer will use reasonable best efforts, in accordance with Buyer's customary business practices, to collect the Accounts Receivable, but Buyer shall not be obligated to use any efforts to collect any of the Accounts Receivable that are more extensive than the efforts that Buyer uses to collect its own accounts receivable, (ii) Buyer shall not make any referral or compromise of any of the Accounts Receivable to any collection agency or attorney for collections and shall not settle or adjust the amount of any of such Accounts Receivable without the prior written authorization of Seller, (iii) on or before the fifth business day following the end of each calendar month in the Collection Period Buyer shall furnish Seller with a list of the amounts collected during such calendar month with respect to the Accounts Receivable, and (iv) Buyer shall remit to Seller, on or before the fifth business day after the end of each successive calendar month during the Collection Period, all amounts collected by Buyer with respect to the Accounts Receivable that have not previously been remitted to Seller, net of any commissions paid or payable with respect thereto. Seller shall be entitled to inspect and/or audit the records maintained by Buyer pursuant to this Section
6.19 from time to time, upon reasonable advance notice. If Buyer receives any payment from an account debtor that is liable under any of the Accounts Receivable and with whom Buyer continues to sell advertising time on the Station, or otherwise maintains a business relationship, Buyer shall first credit the payment in full to any outstanding Account Receivable balance for such account unless Seller directs otherwise or unless the account debtor indicates that there is a dispute in which case the payment shall be applied first to undisputed items. Following the expiration of the Collection Period, Buyer shall have no further obligations under this Section 6.19, except that Buyer shall immediately pay over to Seller any amounts subsequently paid to it with respect to any Accounts Receivable. Following the Collection Period, Seller may pursue collection of all Accounts Receivable. Buyer shall have no right to set-off any amounts collected for Accounts Receivable for any amounts owed to Buyer by Seller. If Buyer remits to Seller hereunder any Accounts Receivable paid by NBC which are based on estimates and it is subsequently determined that Seller was not entitled to the entire amount of such payment, Seller shall immediately return to Buyer for payment to NBC the excess amount. The obligation of Seller in the previous sentence shall not be subject to the Basket.

SECTION 7. CONDITIONS TO OBLIGATIONS OF BUYER AND SELLER AT CLOSING

         7.1 Conditions to Obligations of Buyer. All obligations of Buyer at the Closing are subject at Buyer's option to the fulfillment prior to or at the Closing Date of each of the following conditions:

                  (a) Representations and Warranties. All representations and warranties of Seller contained in this Agreement shall be true and complete in all respects at and as of the Closing Date (except for representations and warranties that speak as of a specific date or time (which need only be true and complete in all respects as of such date or time)), except in all cases (i) where the failure of such representations and warranties to be true and complete would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect regardless of whether made on a specific date, the TBA Date or on the Closing Date and (ii) to the extent that the failure of the representations and warranties to be true and complete is a result of an occurrence as to which Buyer bears the Risk of Loss pursuant to Section 6.3.

                  (b) Covenants and Conditions. Seller and the Company shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

                  (c) Consents. All Consents set forth on Schedule 7.1(c) shall have been obtained.

                  (d) FCC Consent. The FCC Consent shall have been granted without the imposition on Buyer of any conditions that need not be complied with by Buyer under Section 6.1 hereof and Seller shall have complied with any conditions imposed on it by the FCC Consent.

                  (e) Governmental Authorizations. The Company shall be the holder of all FCC Licenses and there shall not have been any modification of any FCC License that could reasonably likely have a Material Adverse Effect on the conduct of the Station's business and operations. No proceeding shall be pending the effect of which could be reasonably expected to revoke, cancel, fail to renew, suspend, or modify adversely in any material respect any FCC License.

                  (f) Deliveries. Seller shall have made or stand willing to make all the deliveries to Buyer set forth in Section 8.2.

                  (g) Material Adverse Effect. Between the date of this Agreement and the TBA Date, there shall have been no Material Adverse Effect which is continuing.

                  (h) HSR Act. The waiting period under the HSR Act shall have expired or terminated without unresolved action by the DOJ or the FTC to prevent the Closing.

                  (i) WTOV Purchase Agreement. The closing under the WTOV Agreement shall be consummated simultaneously with the closing under this Agreement.

         7.2 Conditions to Obligations of Seller. All obligations of Seller at the Closing are subject at Seller's option to the fulfillment prior to or at the Closing Date of each of the following conditions:

                  (a) Representations and Warranties. All representations and warranties of Buyer contained in this Agreement shall be true and complete in all material respects at and as of the Closing Date as though made at and as of that time.

                  (b) Covenants and Conditions. Buyer shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

                  (c) Deliveries. Buyer shall have made or stand willing to make all the deliveries set forth in Section 8.3.

                  (d) FCC Consent. The FCC Consent shall have been granted without the imposition on Seller of any conditions that need not be complied with by Seller under Section 6.1 hereof and Buyer shall have complied with any conditions imposed on it by the FCC Consent.

                  (e) HSR Act. The waiting period under the HSR Act shall have expired or terminated without unresolved action by the DOJ or the FTC to prevent the Closing.

                  (f) WTOV Purchase Agreement. The closing under the WTOV Agreement shall be consummated simultaneously with the closing under this Agreement.

SECTION 8. CLOSING AND CLOSING DELIVERIES

         8.1      TBA Closing.

                  (a) TBA Date. No later than five (5) business days after the waiting period under the HSR Act shall have expired or terminated without unresolved action by the DOJ or the FTC, the parties shall enter into the TBA and all employees of the Station shall be transferred from the Seller to the Buyer as contemplated by Section 6.13, except for any such employees who remain with the Seller pursuant to the terms of the TBA; provided, that, if the waiting period under the HSR Act shall have expired or terminated without unresolved action by the DOJ or FTC before July 25, 2000, the parties shall enter into the TBA effective as of August 1, 2000.

                  (b) Closing Date. Subject to the satisfaction or waiver of all of the conditions precedent to the Closing, the Closing shall take place at 10:00 a.m. on the date which is the last business day of the month during which the FCC Consent is issued.

                  (c) TBA and Closing Place. The Closing and the consummation of the TBA shall be held at the law offices of Dow, Lohnes & Albertson, PLLC, 1200 New Hampshire Avenue, N.W., Washington, D.C. 20036, or any other place that is agreed upon by Buyer and Seller.

         8.2 Deliveries by Seller. Prior to or on the Closing Date, Seller shall deliver to Buyer the following, in form and substance reasonably satisfactory to Buyer and its counsel:

                  (a) Shares. Certificates representing all of the Shares, which shall be either duly endorsed or accompanied by stock powers duly executed by Seller in favor of Buyer;

                  (b) Estoppel Certificates. Estoppel certificates of the lessors of all leasehold and subleasehold interests included in the Real Property that may have been obtained pursuant to Section 5.12;

                  (c) Consents. A manually executed copy of any instrument evidencing receipt of any Consent;

                  (d) Officer's Certificate. A certificate, dated as of the Closing Date, executed on behalf of Seller by an officer of Seller, certifying the matters set forth in Section 7.1(a) and Section 7.1(b);

                  (e) Authorizing Resolutions. Certified copies of the resolutions of Seller's board of directors and shareholders approving the transactions contemplated by this Agreement;

                  (f) UCC, Tax, Lien and Judgment Searches. Results of a search for UCC, tax, lien and judgment filings in the Secretary of State's records of the State of Pennsylvania and in the records of the county or counties in which the Company's assets are located, such searches having been made no earlier than twenty-five (25) days prior to the Closing Date;

                  (g)      Indemnification Escrow Agreement. The
Indemnification Escrow Agreement executed by Seller;

                  (h) Secretary's Certificate. A certificate executed by Seller's Secretary certifying as in effect as of the Closing Date: as attached to such certificate, the Company's Articles of Incorporation and a Certificate of Good Standing from the Commonwealth of Pennsylvania, as certified not more than twenty days earlier by an appropriate state official and the Company's Bylaws;

                  (i) Resignations. Written resignations, effective on the Closing Date, of the Company's officers and directors, in which each such officer and director waives against the Company all rights and claims to compensation, bonuses or other obligations or liabilities of whatsoever kind, nature or description, except with respect to any specific amounts due any such officer in his capacity as an employee of the Station;

                  (j) Corporate, Financial and Tax Records. All corporate records (including minute books and stock books and registers) and financial and tax records of the Company held by Seller or the Company;

                  (k) Title Insurance, Transfer Tax and Related Documents. An owner's affidavit in form and substance reasonably acceptable to Seller and Buyer's title insurance company executed by Seller, transfer tax forms executed by Seller (where required) and a FIRPTA affidavit executed by Seller; and

                  (l) Opinion of Counsel. An opinion of Seller's counsel dated as of the Closing Date, substantially in the form of Exhibit C hereto.

         8.3 Deliveries by Buyer. Prior to or on the Closing Date, Buyer shall deliver to Seller the following, in form and substance reasonably satisfactory to Seller and its counsel:

                  (a) Adjusted Purchase Price. The Adjusted Purchase Price as provided in Section 2.4;

                  (b) Officer's Certificate. A certificate, dated as of the Closing Date, executed on behalf of Buyer by an officer of Buyer, certifying (i) that the representations and warranties of Buyer contained in this Agreement are true and complete in all material respects as of the

Closing Date as though made on and as of that date, and (ii) that Buyer has in all material respects performed and complied with all of its obligations, covenants, and agreements set forth in this Agreement to be performed and complied with on or prior to the Closing Date;

                  (c) Authorizing Resolutions. Certified copies of the resolutions of the board of directors of Buyer approving the transactions contemplated by this Agreement; and

                  (d)      Indemnification Escrow Agreement. The
Indemnification Escrow Agreement executed by Buyer.

SECTION 9. TERMINATION

         9.1 Termination by Seller. This Agreement may be terminated by Seller and the purchase and sale of the Shares abandoned, if Seller is not then in material default of the terms hereof, upon written notice to Buyer, upon the occurrence of any of the following:

                  (a) Conditions. If on the date that would otherwise be the Closing Date any of the conditions precedent to the obligations of Seller set forth in this Agreement have not been satisfied or waived in writing by Seller.

                  (b) Judgments. If there shall be in effect on the date that would otherwise be the Closing Date any judgment, decree, or order that would prevent or make unlawful the Closing.

                  (c) Upset Date. If the Closing shall not have occurred prior to the date which is twelve months after the date hereof.

                  (d) Breach. Without limiting Seller's rights under the other provisions of this Section 9.1, if Buyer shall have breached any of its representations, warranties or covenants under this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 7.2(a) or
Section 7.2(b), and (ii) has not been cured by Buyer within thirty (30) days after Buyer receives written notice of such breach from Seller; provided, however, Buyer shall not have such thirty (30) day cure period with respect to the failure of Buyer to consummate the transactions hereunder if all of the conditions set forth in Section 7.1 have been fulfilled.

                  (e)      Cross-Default. The termination of the WTOV
Agreement.

         9.2 Termination by Buyer. This Agreement may be terminated by Buyer and the purchase and sale of the Shares abandoned, if Buyer is not then in material default of the terms hereof, upon written notice to Seller, upon the occurrence of any of the following:

                  (a) Conditions. If on the date that would otherwise be the Closing Date any of the conditions precedent to the obligations of Buyer set forth in this Agreement have not been satisfied or waived in writing by Buyer.

                  (b) Judgments. If there shall be in effect on the date that would otherwise be the Closing Date any judgment, decree, or order that would prevent or make unlawful the Closing.

                  (c) Upset Date. If the Closing shall not have occurred prior to the date which is twelve months after the date hereof.

                  (d) Interruption of Service. If any event shall have occurred prior to the TBA Date that prevented signal transmission of the Station at less than fifty percent (50%) of authorized power for a continuous period of seven (7) days (provided that Buyer shall have no right to terminate if another television station in the Designated Market Area of the Station has also suffered a similar loss of signal transmission).

                  (e) Breach. Without limiting Buyer's rights under the other provisions of this Section 9.2, if Seller or the Company shall have breached any of its representations, warranties or covenants under this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 7.1(a) or Section 7.1(b), and (ii) has not been cured by Seller or the Company within thirty (30) days after Seller receives written notice of such breach from Buyer; provided, however, Seller shall not have such thirty (30) day cure period with respect to the failure of the Seller to consummate the transactions hereunder if all of the conditions set forth in
Section 7.2 have been fulfilled.

                  (f)      Cross-Default. The termination of the WTOV
Agreement.

         9.3 Rights on Termination. If this Agreement is terminated pursuant to Section 9.1(a), 9.1(b), 9.1(c) or 9.1(e) or Section 9.2 and neither party is in material breach of this Agreement, the parties hereto shall not have any further liability to each other with respect to the purchase and sale of the Shares and Buyer shall be entitled to the return of the Escrow Deposit. If this Agreement is terminated by Buyer pursuant to Section 9.2(e), Buyer shall have all rights and remedies available at law or equity. If Seller terminates this Agreement pursuant to Section 9.1(d), Seller shall receive from the Escrow Agent the Escrow Deposit as liquidated damages and the sole and exclusive remedy to Seller for Buyer's breach. Seller and Buyer agree that actual damages would be difficult to ascertain and that the Escrow Deposit is a fair and equitable amount to pay to Seller for damages sustained due to Buyer's material breach of this Agreement. If this Agreement is terminated for any reason other than as a result of a breach by Buyer, Buyer shall be entitled to the return of the Escrow Deposit.

SECTION 10. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION;
            CERTAIN REMEDIES

         10.1 Representations and Warranties. All representations and warranties contained in this Agreement shall continue until the Closing and thereafter shall survive the Closing solely for purposes of indemnification for a period of twelve (12) months after the Closing Date. Any investigations by or on behalf of any party hereto shall not constitute a waiver as to enforcement of any representation, warranty, or covenant contained in this Agreement. No notice or information delivered by Seller, the Company, or Buyer shall affect the other party's right to rely on any representation or warranty made by such party or relieve such party of any obligations under this Agreement as the result of a breach of any of its representations and warranties.

         10.2 Indemnification by Seller. Subject to Section 6.17, after the Closing and subject to the terms and conditions in Sections 10.4 and 10.7, notwithstanding the Closing, and regardless of any investigation made at any time by or on behalf of Buyer or any information Buyer may have, Seller hereby agrees to indemnify and hold Buyer harmless against and with respect to, and shall reimburse Buyer for:

                  (a) Any and all losses, liabilities, or damages resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenant by Seller or the Company contained in this Agreement or in any certificate, document, or instrument delivered to Buyer under this Agreement at Closing.

                  (b) Any and all losses, liabilities or damages resulting from any liability or obligation of the Company in existence as of the Closing Date and not permitted by Section 2.2(b).

                  (c) Any and all losses, liabilities or damages of the Company relating to the period prior to the TBA Date which are not taken into account in connection with the calculation of the prorations adjustment as a credit in favor of Buyer.

                  (d) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs, and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

         It is understood and agreed by Seller that since the Company will be owned by Buyer following the Closing, any recovery by Buyer hereunder after Closing will be against Seller, who will have no right of reimbursement or contribution against the Company.

         10.3 Indemnification by Buyer. After the Closing and subject to the terms and conditions in Sections 10.4 and 10.7, notwithstanding the Closing, and regardless of any investigation made at any time by or on behalf of Seller or any information Seller may have, Buyer hereby agrees to indemnify and hold Seller harmless against and with respect to, and shall reimburse Seller for:

                  (a) Any and all losses, liabilities, or damages resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenant by Buyer contained in this Agreement or in any certificate, document, or instrument delivered to Seller under this Agreement.

                  (b) Any and all losses, liabilities, or damages resulting from the operation or ownership of the Station on and after the TBA Date except for actions taken by Seller during the period between the TBA Date and Closing not in accordance with the terms of the TBA or this Agreement.

                  (c) Any and all losses, liabilities or damages of the Company which relate to the period prior to the TBA Date which are taken into account in connection with the calculation of the prorations adjustment as a credit in favor of Buyer.

                  (d) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

         10.4 Procedure for Indemnification. The procedure for indemnification shall be as follows:

                  (a) The party claiming indemnification (the "Claimant") shall promptly give notice to the party from which indemnification is claimed (the "Indemnifying Party") of any claim, whether between the parties or brought by a third party, specifying in reasonable detail the factual basis for the claim. If the claim relates to an action, suit, or proceeding filed by a third party against Claimant, such notice shall be given by Claimant within five (5) days after written notice of such action, suit, or proceeding was given to Claimant. Notice of claims by Buyer for indemnification also shall be given to the Indemnification Escrow Agent as described in the Indemnification Escrow Agreement.

                  (b) With respect to claims solely between the parties, following receipt of notice from the Claimant of a claim, the Indemnifying Party shall have thirty (30) days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party and/or its authorized representatives the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnifying Party agree at or prior to the expiration of the thirty (30) day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Claimant the full amount of the claim. If the Claimant and the Indemnifying Party do not agree within the thirty (30) day period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate remedy at law or equity subject to the limitations and qualifications set forth in this Section 10.4 and Section 10.7.

                  (c) With respect to any claim by a third party as to which the Claimant is entitled to indemnification under this Agreement, the Indemnifying Party shall have the right at its own expense, to participate in or assume control of the defense of such claim, and the Claimant shall cooperate fully with the Indemnifying Party, subject to reimbursement for actual out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnifying Party. If the Indemnifying Party elects to assume control of the defense of any third-party claim, the Claimant shall have the right to participate in the defense of such claim at its own expense. If the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any third party claim, it shall be bound by the results obtained in good faith by the Claimant with respect to such claim.

                  (d) If a claim, whether between the parties or by a third party, requires immediate action, the parties will make commercially reasonable efforts to reach a decision with respect thereto as expeditiously as possible.

                  (e) The indemnification rights provided in Sections 10.2 and 10.3 shall extend to the shareholders, directors, officers, employees, and representatives of any Claimant although for the purpose of the procedures set forth in this Section 10.4, any indemnification claims by such parties shall be made by and through the Claimant.

                  (f) No party shall be entitled to indemnification hereunder unless and until the amount for which indemnification under this Agreement and the WTOV Agreement is owing exceeds One Hundred Fifty Thousand Dollars ($150,000) (the "Basket") in the aggregate for all such matters; provided, however, that if such amount exceeds One Hundred Fifty Thousand Dollars ($150,000), the Indemnifying Party shall be liable to the Claimant for the entirety of the amount and not just the portion in excess of One Hundred Fifty Thousand Dollars ($150,000); provided, further, that the Basket shall not apply to the proration set forth in Section 2.3; provided, further, that the Basket shall not apply to material breaches of the representations and warranties set forth in Section 3.16 solely to the extent that Buyer has made a written claim hereunder with respect to such material breach prior to the date which is seventy-five (75) days after the TBA Date.

         10.5 Specific Performance. The parties recognize that if Seller breaches this Agreement prior to Closing and refuses to perform under the provisions of this Agreement, monetary damages alone would not be adequate to compensate Buyer for its injury. Buyer shall therefore be entitled, in addition to any other remedies that may be available, including money damages, to obtain specific performance of the terms of this Agreement. If any action is brought by Buyer to enforce this Agreement, Seller shall waive the defense that there is an adequate remedy at law.

         10.6 Attorneys' Fees. In the event of a default by either party which results in a lawsuit or other proceeding for any remedy available under this Agreement, the prevailing party shall be entitled to reimbursement from the other party of its reasonable legal fees and expenses.

         10.7     Limitations on Indemnification.

                  (a) Notwithstanding any other provision of this Agreement to the contrary, Buyer acknowledges and agrees as follows: (i) the maximum aggregate liability of Seller and WTOV Seller pursuant to this Agreement and the WTOV Agreement (taken as a whole) to Buyer for any and all losses, liabilities or damages incurred or suffered by Buyer (including losses, liabilities or damages with respect to claims of third parties) shall not exceed the Indemnity Escrow Amount, regardless of whether the Buyer seeks indemnification pursuant to this Section 10 or Section 10 of the WTOV Agreement, regardless of the form of action, whether in contract or tort, including negligence, and regardless of whether or not Seller and WTOV Seller are notified of the possibility of damages to Buyer or any other third party, and (ii) the sole and exclusive recourse, remedy and source of funds available to satisfy any indemnification obligations of Seller pursuant to this Section 10 shall be solely payable from the funds held by the Indemnification Escrow Agent pursuant to the Indemnification Escrow Agreement; provided, however, that nothing herein shall limit the remedies Buyer may have for losses, liabilities or damages based on fraud by the Seller.

                  (b) Notwithstanding any other provision of this Agreement to the contrary, (i) in no event shall Buyer or Seller be liable for any punitive damages and (ii) in no event shall Seller be liable for any losses, liabilities or damages related to asbestos located at the Real Property (except to the extent set forth in Section 6.5). Each party hereto agrees to use reasonable efforts to mitigate any losses, liabilities or damages which form the basis for any claim for indemnification hereunder.

                  (c) Whenever an Indemnifying Party is required to indemnify and hold harmless a Claimant from and against and hold a Claimant harmless from, or to reimburse a Claimant for losses, liabilities or damages, such Indemnifying Party will, subject to the provisions of this Section 10, pay the Claimant the amount of such losses, liabilities or damages reduced by the net proceeds of any insurance policy paid to the Claimant with respect to such losses, liabilities or damages, including, without limitation, insurance payments made to Buyer under Seller's insurance policies as provided for in
Section 6.18.

         10.8 Assignment of Indemnification and Other Rights. The parties hereto acknowledge that Seller may at any time after the Closing (a) assign (by contract, dividend, distribution or otherwise) to Seller's stockholders, or to any other affiliate of Seller or Seller's stockholders, any or all of Seller's rights in and to the Indemnity Escrow Amount and/or any or all of Seller's contractual rights to indemnification by Buyer under this Agreement and (b) assign (by contract, dividend, distribution or otherwise) to Seller's stockholders, or to any other affiliate of Seller or Seller's stockholders, any or all of Seller's obligations and liabilities with respect to indemnification obligations for Taxes as set forth in Section 6.14 as long as such Person has the financial capacity to satisfy such indemnification obligations for Taxes and upon such assignment, Seller shall have no further obligations and liabilities hereunder with respect to indemnification obligations for Taxes.

SECTION 11. MISCELLANEOUS

         11.1 Fees and Expenses. Any federal, state, or local sales or transfer tax or recordation costs and expenses arising in connection with the conveyance of the Shares by Seller to Buyer pursuant to this Agreement shall be paid equally by Buyer and Seller. Except as otherwise provided in this Agreement, each party shall pay its own expenses incurred in connection with the authorization, preparation, execution, and performance of this Agreement, including all fees and expenses of counsel, accountants, agents, and representatives, except that Buyer and Seller shall each pay one-half of all filing fees required by the FCC.

         11.2 Notices. All notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be (a) in writing, (b) delivered by personal delivery, or sent by commercial delivery service or registered or certified mail, return receipt requested or sent by facsimile transmission, (c) deemed to have been given on the date of personal delivery or the date set forth in the records of the delivery service or on the return receipt or on the date of the confirmation if sent by facsimile, and (d) addressed as follows:


                  If to Seller:        STC Broadcasting, Inc.
                                       720 2nd Avenue South
                                       St. Petersburg, Florida 33701
                                       Attention: David A. Fitz
                                       Fax:  (727)821-8092

                  With a copy to:      Hicks, Muse, Tate & Furst Incorporated
                                       200 Crescent Court
                                       Suite 1600
                                       Dallas, Texas  75201

                                       Attention:  Lawrence D. Stuart, Jr., Esq.
                                       Fax:  (214)740-7355

                  and                  Hogan & Hartson, L.L.P.
                                       8300 Greensboro Drive
                                       McLean, VA 22102
                                       Attention: Richard T. Horan, Jr., Esq.
                                       Fax: (703)610-6200

                  If to Buyer:         Andrew S. Fisher
                                       Executive Vice President - TV Affiliates
                                       Cox Broadcasting, Inc.
                                       1400 Lake Hearn Drive, N.E.
                                       Atlanta, GA 30319
                                       Fax: (404) 843-5398

                  With a copy to:      Dow, Lohnes & Albertson, PLLC
                                       1200 New Hampshire Avenue, N.W.
                                       Suite 800
                                       Washington, D.C.  20036
                                       Attention: Kevin F. Reed, Esq.
                                       Fax:  (202)776-2222

or to any other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 11.2.

         11.3 Benefit and Binding Effect. Neither party hereto may assign this Agreement without the prior written consent of the other party hereto; provided, however, that (a) Buyer may assign its rights and obligations under this Agreement, in whole or in part, to one or more subsidiaries or commonly controlled affiliates of Buyer without seeking or obtaining Seller's prior approval; provided, (i) Buyer provides Seller with written notice prior to the time of such assignment and Buyer guarantees the performance of Buyer's obligations hereunder by the assignee, and (ii) such assignment shall not delay the FCC's grant of the FCC Consent, and (b) from and after the Closing, Seller may assign certain of its rights as set forth in Section 10.8. Upon any permitted assignment by Buyer or Seller in accordance with this Section 11.3, all references to "Buyer" herein shall be deemed to be references to Buyer's assignee and all references to "Seller" herein shall be deemed to be references to Seller's assignee, as the case may be. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except to the extent provided in Section 10.4(e), no person or entity, other than the parties hereto, is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto or their respective successors and assigns as permitted hereunder. Without limiting the foregoing, no employee of Seller and no other person or entity shall be a third-party beneficiary under this Agreement or any other transaction document.

         11.4 Further Assurances. The parties shall take any actions and execute any other documents that may be reasonably necessary or desirable to the implementation and consummation of this Agreement, including, in the case of Seller, any additional stock powers or other transfer documents that, in the reasonable opinion of Buyer, may be necessary to ensure, complete, and evidence the full and effective transfer of the Shares to Buyer pursuant to this Agreement.

         11.5 Governing Law. THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED, AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (WITHOUT REGARD TO THE CHOICE OF LAW PROVISIONS THEREOF).

         11.6 Headings. The headings in this Agreement are included for ease of reference only and shall not control or affect the meaning or construction of the provisions of this Agreement.

         11.7 Gender and Number. Words used in this Agreement, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender, masculine, feminine, or neuter, and any other number, singular or plural, as the context requires.

         11.8 Entire Agreement. This Agreement, the schedules hereto, and all documents, certificates, and other documents to be delivered by the parties pursuant hereto, collectively represent the entire understanding and agreement among Buyer, Seller and the Company with respect to the subject matter hereof. This Agreement supersedes all prior negotiations between the parties and cannot be amended, supplemented, or changed except by an agreement in writing that makes specific reference to this Agreement and which is signed by the party against which enforcement of any such amendment, supplement, or modification is sought.

         11.9 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement, or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 11.9.

         11.10 Press Release. Neither party shall publish any press release, make any other public announcement or otherwise communicate with any news media concerning this Agreement or the transactions contemplated hereby without the prior written consent of the other party; provided, however, that nothing contained herein shall prevent either party from promptly making all disclosures and/or filings with governmental authorities as may, in its judgment be required or advisable in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

         11.11 Counterparts. This Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Stock Purchase Agreement as of the day and year first above written.

                                       STC BROADCASTING, INC.



                                       By:  /s/ David A. Fitz
                                            -----------------------------------
                                            Name:    David A. Fitz
                                            Title:   Chief Financial Officer

                                       WJAC, INCORPORATED



                                       By:  /s/ David A. Fitz
                                            -----------------------------------
                                            Name:    David A. Fitz
                                            Title:   Chief Financial Officer

                                       COX BROADCASTING, INC.




                                       By:  /s/ Andrew S. Fisher
                                            -----------------------------------
                                            Name:    Andrew S. Fisher
                                            Title:   Executive Vice President


                                       -i-